Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

TRONC, INC.,

and

NANT CAPITAL, LLC,

Dated as of February 7, 2018

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A — Newspapers

Exhibit B — Closing Net Working Capital

Exhibit C — Transition Services Agreement Terms

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 7, 2018 (as amended, modified or changed from time to time, this “Agreement”), is entered into by and among tronc, Inc., a Delaware corporation (“Seller”) and Nant Capital, LLC a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns directly or indirectly the Los Angeles Times, The San Diego Union-Tribune and the publications listed on Exhibit A (each, a “Newspaper” and, collectively, the “Newspapers”);

WHEREAS, Seller is directly and indirectly through its Subsidiaries in the business of publishing, distributing and operating the Newspapers and online, digital and mobile publications primarily related to the Newspapers, including all websites primarily related to the Newspapers (such ownership, publishing, distributing and operations of the Newspapers, primarily related publications and websites and all primarily related activities, collectively, the “Business”);

WHEREAS, Buyer desires to purchase and Seller desires to sell, the Newspapers, the Business and all real, personal and mixed assets, both tangible and intangible, that are owned, leased, used or held for use by Seller or any of its Subsidiaries primarily in connection with the Business and to assume all liabilities and obligations primarily related to the Business;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.                            Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 2.5(c).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct, or cause the direction of, the management and policies of such Person, whether by Contract or otherwise.  The Company shall be deemed for purposes of this Agreement to be an Affiliate of Seller prior to the Closing and of Buyer from and after the Closing.

“Adjustment Time” means 12:01 a.m. New York City time on the Closing Date.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Transition Services Agreement and the other documents, agreements, exhibits, schedules or certificates being executed and delivered in connection with this Agreement and the consummation of the transactions contemplated hereby.

“Applicable Date” means February 1, 2016.

“Applicable Rate” means the prime rate of interest as published from time to time in The Wall Street Journal.

“Assumed Plan” means each Plan that is sponsored or maintained by the Company, each such Plan to be specifically identified as such on Section 4.17(a) of the Seller Disclosure Schedule.

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York, New York are authorized by Law or otherwise closed for business.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Employee” means (i) each employee of a Newspaper Sub other than an Excluded Employee, (ii) any employee of Seller or its Affiliates who is set forth on Section 1.1(a) of the Disclosure Schedule, and (iii) each other employee hired in the ordinary course of business by the Newspaper Subs after the date hereof.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Released Claims” has the meaning set forth in Section 6.12(b).

“Buyer Released Parties” has the meaning set forth in Section 6.12(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means, collectively, the aggregate amount of cash and cash-equivalents of the Company as of the Adjustment Time, net of any bank overdrafts and any issued but uncleared checks (but including uncleared inbound or deposited checks for the account of the Business), wire transfers and drafts (without regard to any purchase accounting adjustments arising out of the transactions contemplated by this Agreement), calculated in accordance with GAAP applied in a manner consistent with the preparation of the Most Recent Unaudited Financial Statements, minus the aggregate amount, if any, of Restricted Cash.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Adjustment Time, including, for the avoidance of doubt, any interest, premiums, penalties, fees or other costs incurred on the Closing Date.

“Closing Net Working Capital” means an amount equal to (a) the sum of the total current assets (excluding Closing Cash and income Tax assets (current and deferred)) of the Company on a consolidated basis as of the Adjustment Time, minus (b) the sum of the total current liabilities (excluding items constituting Closing Indebtedness, Seller Transaction Expenses or income Tax liabilities (current and deferred) or Transfer Taxes, but including, for the avoidance of doubt, deferred revenue that is a current liability), as of the Adjustment Time on a consolidated basis, each determined in accordance with the applicable methodology reflected on Exhibit B attached hereto.

“Closing Net Working Capital Adjustment Amount” means an amount equal to (a) Closing Net Working Capital, minus (b) the Target Net Working Capital Amount, and expressed as a negative number if Closing Net Working Capital is less than the Target Net Working Capital Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means all commercially available off-the-shelf software that is a Transferred Asset and is used internally (and not licensed or sublicensed to third parties) by the Company or the Business.

“Commitment Letter” has the meaning set forth in Section 5.6(a).

“Company” means, collectively, LA Times LLC, SD Tribune LLC, Washington Bureau LLC, California Community News, LLC and, after the Reorganization, NewCo.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate, together with all other Events have had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of the Company or the Business, taken as a whole; provided, that any effect resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred (a) any change or development in United States financial or securities markets or general economic conditions, (b) natural disasters, acts of terrorism, armed hostilities or war, (c) any changes in GAAP or the interpretation or enforcement thereof, (d) any change in Laws or the interpretation or enforcement thereof, (e) any change that is generally applicable to the industries or markets in which the Company or the Business operates, (f) Events, including impacts on relationships with customers, suppliers, employees, labor organizations or governmental entities, in each case attributable to the execution, announcement or pendency of this Agreement, the Ancillary Documents, the Contemplated Transactions contemplated or the identity of Buyer or any of its Affiliates as the acquirer of the Business (provided, that this clause (f) shall not apply with respect to any representation or warranty that addresses consequences of execution, delivery or performance of this Agreement or any Ancillary Documents or the consummation of the Contemplated Transactions), (g) any failure by the Company or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying facts and circumstances giving rise to such failure shall be taken into account unless otherwise excluded from the definition of Company Material Adverse Effect) or (h) the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, except, with respect to the preceding clauses (a) — (e), to the extent that the Business is materially and disproportionately impacted by such events in comparison to others in the industries in which the Business operates.

“Company Released Parties” has the meaning set forth in Section 6.8(a).

“Competing Transaction” means (a) any transaction similar to the Contemplated Transactions, or (b) any transaction that would reasonably be expected to be inconsistent with the Contemplated Transactions, including, without limitation, any merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company, the Business or the Transferred Assets, but excluding, for the avoidance of doubt, any such transaction with respect to the Seller that does not relate to the Business.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Confidential Information” means the non-public or proprietary information of the Business or Newspaper Subs, including non-public or proprietary Newspaper Intellectual Property.

“Contemplated Transactions” means the Reorganization, the purchase and sale of the NewCo Securities and the other transactions contemplated by this Agreement.

“Contingent Worker” has the meaning set forth in Section 4.16(a).

“Continuation Period” has the meaning set forth in Section 6.3(a).

“Contract” means any agreement, contract, arrangement, understanding, undertaking, obligation or commitment, whether written or oral, that is or purports to be binding on a Person or any assets or property thereof, together with any amendments and supplements thereto.

“Deductible” has the meaning set forth in Section 9.2(b).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Item” has the meaning set forth in Section 2.5(b).

“DOJ” has the meaning set forth in Section 6.2.

“Election Notice” has the meaning set forth in Section 6.3(c).

“Employee” means any current or former employee, officer, director, freelancer or consultant of the Company or the Business or of Seller or any of its Affiliates who primarily performed services for the Business.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule, regulation or legally binding guidance governing Environmental Matters, as the same have been amended from time to time prior to Closing, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable Orders relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, protection of natural resources, protection of public health or safety, or health or safety of employees (to the extent relating to the management of or exposure to Hazardous Materials), sanitation and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of, or exposure to, Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.14(a).

“Equity Interests” means, with respect to any Person, (a) any and all equity interests, including shares of capital stock, of such Person, (b) warrants or options (whether or not currently exercisable) or other rights to purchase or otherwise acquire shares or equity interests of such Person, (c) participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock, phantom interests, and limited liability company, partnership and joint venture interests) of such Person, (d) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests of such Person, and (e) all other securities or rights exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means (a) a corporation which is or was at any time a member of a controlled group of corporations with any Newspaper Sub within the meaning of Code Section 414(b), (b) a trade or business which is or was under common control with any Newspaper Sub within the meaning of Code Section 414(c), or (c) a member of an affiliated service group with any Newspaper Sub within the meaning of Code Sections 414(m) or (o).

“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Closing Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” means an amount in cash equal to (a) $500,000,000, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Seller Transaction Expenses, plus (e) the Estimated Closing Net Working Capital Adjustment Amount (which may be a negative number).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Event” means any event, change, discovery of information, development, effect, condition, result, circumstance, matter, occurrence or state of facts.

“Excluded Employee” means each employee of a Newspaper Sub set forth on Section 1.1(b) of the Disclosure Schedule.

“Facilities” means any real property owned, leased, operated or controlled by any Newspaper Sub or otherwise primarily on behalf of the Business and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under or above any such real property and primarily related to the Business.

“Final Closing Cash” has the meaning set forth in Section 2.5(d).

“Final Closing Indebtedness” has the meaning set forth in Section 2.5(d).

“Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Final Purchase Price” has the meaning set forth in Section 2.5(d).

“Final Seller Transaction Expenses” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Financing” has the meaning set forth in Section 5.6(a).

“FTC” has the meaning set forth in Section 6.2.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means (a) any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof, (b) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulation or orders of such organization or authority have the force of Law), and (c) any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any arbitrator, court or tribunal.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Materials” means (a) any substance that is listed, classified or regulated under any Environmental Laws because of its hazardous or deleterious properties or characteristics, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon, or (c) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws because of its hazardous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated by the Federal Trade Commission with respect thereto, as amended and in effect from time to time.

“Indebtedness” means, without duplication, all principal, accrued interest, premiums, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and any other obligations, liabilities or amounts payable in order to fully discharge any: (a) obligations of any the Company for borrowed money, (b) obligations of the Company evidenced by notes, bonds, debentures or similar instruments or securities, (c) obligations of the Company under any interest rate and currency protection or swap agreement, or similar forward contract or hedging arrangement, (d) obligations of the Company under any capital lease as would be required to be reflected on a balance sheet of the Company, dated as of the Closing Date, prepared in accordance with GAAP, (e) obligations of the Company for the deferred purchase price of property or services, contingently or otherwise, as obligor or otherwise, including any seller notes, earn-outs, holdbacks, working capital adjustments or similar payments (other than trade accounts payable arising in the ordinary course of business) (f) obligations of the Company in respect of banker’s acceptances or outstanding letters of credit or similar instruments or facilities (to the extent drawn), (g) guarantees by the Company for any other Person’s indebtedness or obligations of the same type as any of the foregoing, whether as obligor, guarantor or otherwise and (h) obligations secured by the Transferred Assets or the assets of the Company.  Notwithstanding anything in this definition to the contrary, (x) for purposes of calculating the Estimated Purchase Price and the Final Purchase Price, “Indebtedness” shall not include (i) any amounts included in Closing Net Working Capital or (ii) any amounts related to Indebtedness of the Seller or any of its Affiliates (other than NewCo and its Subsidiaries) which, at or immediately following the Closing, will not be (A) obligations of the Company or (B) secured by any Equity Interests in any member of the Company or any of their respective assets (including the Transferred Assets) and (y) deferred revenue that is not a current liability shall not be considered Indebtedness.

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Insurance Policy” or “Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” means, in all jurisdictions worldwide, (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other proprietary designs, (b) trademarks, service marks, domain names, trade dress, trade names, website and social media user names, uniform resource locators, geographical indications, and other identifiers of source or goodwill, including the goodwill connected with the use thereof and symbolized thereby (collectively, “Trademarks”), (c) copyrights, moral rights, works of authorship (including Proprietary Software) and rights in data and databases, (d) Confidential Information and other proprietary information, including trade secrets, know-how and invention rights, (e) rights of privacy and publicity, (f) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (a)-(e), and (g) all other proprietary rights.

“Intercompany Account” means any receivable, payable or loan between any Newspaper Sub, on the one hand, and Seller or any of its Subsidiaries (other than the Company), on the other hand, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Document.

“Knowledge of Seller” means the actual knowledge of Justin Dearborn, Terry Jimenez and Julie Xanders, after reasonable inquiry and investigation.

“LA Times LLC” has the meaning set forth in Section 2.1(b).

“Law” means any law, Order, statute, code, regulation, ordinance, decree, common law, rule, regulation, judgment or other requirement with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Liability” means, with respect to any Person, any liability, commitment or obligation of such Person of any kind, character, description or nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property that (i) any Newspaper Sub is licensed or otherwise permitted by other Persons to use or exercise or (ii) Seller or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use or exercise other rights primarily in connection with the Business.

“Lien” means any lien (statutory or otherwise), license, security interest, mortgage, deed of trust, claim, community property interest, equitable interest, option, hypothecation, easement, encroachment, right of way, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others or restriction of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether voluntarily incurred or imposed by or arising under Contract or Law, or any agreement to give any of the foregoing.

“Losses” means all losses, liabilities, damages, Taxes, penalties, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses; provided, that “Losses” shall not include punitive damages (other than such damages payable by an Indemnitor to a third-party).

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Mini-Deductible” has the meaning set forth in Section 9.2(b).

“Most Recent Unaudited Balance Sheet” has the meaning set forth in Section 4.6(a).

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 4.6(a).

“Multiemployer Plan” means each multiemployer plan, as defined under Section 3(37) of ERISA that is or has at any time been contributed to by the Company or any of its Subsidiaries on behalf of its current or former employees.

“Nant Term Sheet” means that certain Binding Term Sheet, dated and effective as of May 22, 2016 between Seller and NantWorks, LLC.

“NewCo” has the meaning set forth in Section 2.1(a).

“NewCo Securities” has the meaning set forth in Section 2.2.

“Newspapers” has the meaning set forth in the recitals.

“Newspaper Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Newspaper IP Agreements” means (a) all Contracts to which Seller or any of its Subsidiaries is a party concerning Newspaper Intellectual Property or Newspaper IT Assets including licenses of Newspaper Intellectual Property, (b) Contracts to which Seller or any of its Subsidiaries is a party relating to the transfer, development, maintenance or use of Newspaper Intellectual Property or Newspaper IT Assets, and (c) consents, settlements, decrees, injunctions, judgments, rulings and Orders to which Seller or any of its Subsidiaries governing the use, validity or enforceability of Newspaper Intellectual Property or Newspaper IT Assets.

“Newspaper IT Assets” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment and services used or held for use primarily in the operation of the Company or the Business.

“Newspaper Product” means any product (including the packaging and advertising therefor) manufactured, packaged, labeled, marketed, sold and/or distributed by, or on behalf of, the Business or the Company.

“Newspaper Subs” means LA Times LLC, SD Tribune LLC, Washington Bureau LLC, California Community News, LLC and NewCo.

“Objection Notice” has the meaning set forth in Section 2.5(b).

“Offered Employees” has the meaning set forth in Section 6.3(a).

“Order” means any judgment, order, writ, injunction, decision, stipulation, determination, ruling, decree or award of any Governmental Authority.

“Organizational Documents” means any articles of incorporation, certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement or equivalent agreements of any Person.

“Owned Intellectual Property” means all Intellectual Property owned, purported to be owned or exclusively licensed by (i) any Newspaper Sub or (ii) Seller or any of its Subsidiaries and primarily used or held for use in the Business.

“Owned Real Property” means any fee simple interest in a parcel of real estate and the buildings and improvements thereon owned by (i) any Newspaper Sub or (ii) Seller or any of its Subsidiaries and primarily used or held for use in the Business.  The term “Owned Real Property” does not include any Leased Real Property.

“Payoff Indebtedness” means any Indebtedness required to be repaid upon the Closing pursuant to the terms of the applicable Contract relating to such Indebtedness.

“Payoff Letters” has the meaning set forth in Section 8.1(f).

“PBGC” has the meaning set forth in Section 4.17(b).

“Pending Claim” has the meaning set forth in Section 9.4.

“Permit” means any license, permit, franchise, registration, certificate, variance, approval, authorization or similar right from a Governmental Authority.

“Permitted Lien” means, with respect to any Transferred Asset or the Company, (a) any Lien in respect of current Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the Most Recent Unaudited Balance Sheet in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable and for which adequate reserves have been established in the Most Recent Unaudited Balance Sheet in accordance with GAAP, and the existence of which would not constitute an event of default under or breach of a real property lease, (c) with respect to Owned Real Property, any easements, rights-of-way, minor encroachments, protrusions, minor imperfections of title, rights and party walls which do not materially interfere with the use of such Owned Real

Property or the operation of the Business as presently conducted, (d) Liens securing Payoff Indebtedness that will be released prior to or as of the Closing, and (e) transfer restrictions under federal or state securities Laws.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Plan” or “Plans” has the meaning set forth in Section 4.17(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Proceeding” means any action, cause of action, demand, inquiry, suit, hearing, claim, cross-claim, third-party claim, audit, litigation, citation, summons, subpoena, indictment, investigation, arbitration, judicial or administrative proceeding, grievance, or notice of violation or noncompliance, in each case, conducted or heard by or before a Governmental Authority.

“Properties” has the meaning set forth in Section 4.10(c).

“Proprietary Software” means all material computer software (i) owned or purported to be owned by any Newspaper Sub or (ii) owned or purported to be owned by Seller or any of its Subsidiaries and primarily used by or held for use in the Business.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(a).

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“Registered” means issued or renewed by, registered, recorded or filed with, or the subject of a pending application before, any Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of May 22, 2016, by and between Buyer and Tribune Publishing Company, a Delaware corporation.

“Related Party Transaction” has the meaning set forth in Section 4.8.

“Remedial Effects” has the meaning set forth in Section 6.10.

“Reorganization” has the meaning set forth in Section 2.1.

“Restricted Cash” means any and all cash and cash equivalents in escrow accounts or which is otherwise subject to any other restriction pursuant to Law or Contract that impairs the ability of the owner thereof to freely transfer or use such cash and cash equivalents for any lawful purpose.

“Restricted Period” has the meaning set forth in Section 6.5(c).

“Restrictive Covenants” has the meaning set forth in Section 6.5(d).

“Retained Policies” has the meaning set forth in Section 6.14.

“SD Retirement Plan” means The San Diego Union-Tribune LLC Retirement Plan.

“SD Tribune LLC” has the meaning set forth in Section 2.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.1(d).

“Seller Indemnitees” has the meaning set forth in Section 9.2(c).

“Seller Plan” means each Plan sponsored or maintained by Seller or its Affiliates other than the Newspaper Subs.

“Seller Related Parties” has the meaning set forth in Section 6.5(a).

“Seller Released Claims” has the meaning set forth in Section 6.12(a).

“Seller Released Parties” has the meaning set forth in Section 6.12(b).

“Seller Releasing Parties” has the meaning set forth in Section 6.8(a).

“Seller Taxes” means (a) any Taxes of, imposed on or incurred by any Newspaper Sub for any Pre-Closing Tax Period or with respect to the Business or Transferred Assets for any Pre-Closing Tax Period (in each case, other than pursuant to a Contract, as a successor or transferee, or as a result of being a member of an affiliated, consolidated, combined, or unitary group), (b) any Taxes of, imposed on or incurred by any Person for a Pre-Closing Tax Period or with respect to the Business or Transferred Assets for any Pre-Closing Tax Period, in each case, for which any Newspaper Sub is liable pursuant to any Contract entered into by Seller or any Affiliate thereof prior to the Closing or as a successor or transferee to another Person as a result of a transaction completed on or prior to the Closing (excluding any Tax imposed as a result of a breach of any Contract occurring after the Closing), (c) any Taxes of, imposed on or incurred by any Person for which any Newspaper Sub is liable as a result of being a member of any affiliated, combined, consolidated or unitary Tax group on or prior to the Closing (including under Treasury Regulations Section 1.1502-6 or any analogous state, local or non-U.S. Law), (d) any Taxes relating to the Reorganization (other than Transfer Taxes), and (e) any Transfer Taxes the Seller is responsible for under Section 6.4(d).   Seller Taxes shall exclude any Transfer Tax to the extent the responsibility of the Buyer under Section 6.4(d) or any Tax to the extent specifically included in the determination of Seller Transaction Expenses or Closing Net Working Capital.

“Seller Transaction Expenses” means, without duplication, all fees, costs and expenses to the extent incurred, accrued or to be paid by the Company as a direct result of the consummation of the transactions contemplated by this Agreement, to the extent not paid in full prior to the Adjustment Time, including (a) fees and disbursements of counsel, financial advisors, consultants and accountants (including William Wyatt), (b) all change of control, closing, bonus, severance, retention or similar bonuses, benefits, vesting or payments that are or may become payable or owing to any Business Employee or director or consultant who provides services to the Business, whether triggered solely as a result thereof or triggered as a result of, or in connection with, any such agreement or transaction and the consummation of the transactions contemplated by this Agreement (but without taking into account any action taken by Buyer or any of its Affiliates following the Closing), including the employer portion of any payroll, employment or similar Taxes incurred with respect thereto or any other compensatory payments made pursuant to this Agreement, and any amounts paid or to be paid to offset or gross-up any person for any excise Taxes or income Taxes related to the foregoing items (in each case, including those which may become payable in connection with actions taken in anticipation of, or contemporaneously with, the Closing) and (c) any other expenses or costs incurred by Seller or any of its Subsidiaries and that are payable by or accrued as expenses of the Company in connection with the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement and the Ancillary Documents.

“Shared Contract” means any Contract which is used by or benefits the Business or any Newspaper Sub, and also is used by or benefits one or more other businesses (other than the Business) owned by Seller or any of its Subsidiaries (excluding the Company).

“Sponsor” means Patrick Soon-Shiong.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Net Working Capital Amount” means $0.

“Tax” or “Taxes” means any U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, license, environmental, customs duty, capital stock, severance, occupation, premium, windfall profits, social security (or similar), stamp, payroll, sales, employment, unemployment, disability, use, property, abandoned or unclaimed property, registration, withholding, excise, escheat, production, value added, occupancy, alternative or add-on minimum, estimated, transfer, and other tax, duty, fee, impost or governmental charge or assessment of any nature whatsoever, together with any interest, penalty, fine and addition to tax relating to any of the foregoing, in each case, whether disputed or not.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, estimates and information returns) filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written, entered into by any Newspaper Sub prior to the Closing (excluding any such customary commercial agreements included in a Contract or arrangement, whether or not written, entered into the ordinary course of business and that customarily include provisions regarding the sharing of Taxes).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes or any other authority exercising regulatory authority relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.2(b)(i).

“Third-Party Claim Notice” has the meaning set forth in Section 9.3(b)(i).

“Transition Services Agreement” means a transition services agreement containing the terms and conditions set forth in Exhibit C and otherwise in a form, and containing such other terms and conditions, as reasonably agreed by Buyer and Seller.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, stamp, registration, recording and other similar Taxes (but for the avoidance of doubt, not including any income or similar Taxes) incurred in connection with, or resulting from, the consummation of the Contemplated Transactions (including, for this purpose, the Reorganization).

“Transferred Assets” means the following assets, without duplication (i) all of the Equity Interests of each Newspaper Sub and all real, personal and mixed assets, both tangible and intangible, that are owned or leased thereby, or used or held for use primarily in connection with any Newspaper or the Business, as of the date of this Agreement and (ii) all real, personal and mixed assets, both tangible and intangible, that are owned, leased, used or held for use by Seller or any of its Subsidiaries primarily in connection with any Newspaper or the Business. Notwithstanding the foregoing, “Transferred Assets” shall include:

(a)                                 any Contract used or held for use primarily in the Business or to which Seller or any of its Subsidiaries is a party primarily on behalf of or for the benefit of the Business;

(b)                                 Owned Real Property or Leased Real Property;

(c)                                  Newspaper Intellectual Property;

(d)                                 all inventories of merchandise, newsprint, ink and other raw materials, work in process, finished goods and supplies (including photo supplies, composition supplies, camera supplies, pressroom supplies, pressroom plates, mailroom supplies, plant supplies and route and circulation supplies) used or held for use primarily in connection with the ownership or operation of the Business;

(e)                                  all tangible materials included within the library (i.e., the “morgue”) of each of the Newspapers, including all clippings, art, photographs (including digital files and film, negatives and positives), historical facts and memorabilia, bound files of back issues, electronic archives, and microfilm and microfiche reproductions of back issues, but excluding, any Intellectual Property contained therein that is not Newspaper Intellectual Property;

(f)                                   all motor vehicles, furniture, fixtures, equipment, machinery and other tangible personal property primarily used or held for use primarily in connection with the ownership or operation of the Business;

(g)                                  all books of account and financial records,  invoices, shipping records, sales and promotional literature, supplier, customer and circulation lists, correspondence and other documents, records, data, files and service manuals primarily relating to the Business;

(h)                                 all applicable credits, prepaid expenses, deferred charges, rebates, promotional allowances, sponsorships and related benefits (e.g., tickets, suites, and the like) and prepaid items to the extent primarily relating to the Business;

(i)                                     all applicable guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Subsidiaries with respect to any Transferred Asset;

(j)                                    all goodwill of the Business;

(k)                                 Assumed Plans; and

(l)                                     all claims, rights, interests and choses of action of Seller and its Subsidiaries, whether mature, contingent or otherwise, against third parties primarily relating to the Business or the Transferred Assets, including those arising during or attributable to any period prior to the Closing.

“Transferred Employees” has the meaning set forth in Section 6.3(a).

“Transferred Liabilities” means the following Liabilities, (i) Liabilities of each Newspaper Sub; (ii) Assumed Plans; (iii) other Liabilities of the Seller and its Subsidiaries to the extent primarily related to the Business or a Transferred Asset and (iv) Liabilities for which Buyer is expressly responsible under Section 6.3; provided that notwithstanding the foregoing, the Transferred Liabilities shall not include any Liability (x) retained by Seller in accordance with Section 6.3 hereof or (y) relating to any Seller Plan (other than as expressly provided otherwise under Section 6.3) or Multiemployer Plan (collectively, the “Excluded Liabilities”).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Treasury Department, as amended from time to time.

“Virus” means any virus, malware, spyware, malicious code, trojan horse, worm, back door, trap door, time bomb, software lock, drop dead device or other program, routine, instruction, device, code, contaminant, logic, effect or other undisclosed feature that would, or is designed or intended to, delete, disable, deactivate, interfere with, disrupt, erase, deny access to, enable any Person to access without authorization, produce modifications of, or otherwise adversely affect the functionality or interfere with the use of, any software, data or Newspaper IT Asset.

“Washington Bureau LLC” has the meaning set forth in Section 2.1(d).

“WARN Act” has the meaning set forth in Section 6.1(a)(xii).

1.2.                            Rules of Construction.  Unless the context otherwise requires:

(a)                                 a capitalized term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)                                 any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented;

(e)                                  references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(f)                                   the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(g)                                  this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(h)                                 all monetary figures shall be in United States dollars unless otherwise specified;

(i)                                     references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(j)                                    references to “ordinary course of business” in this Agreement shall mean “ordinary course of business consistent with past practice,” whether or not so specified;

(k)                                 the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and

(l)                                     the word “or” is not exclusive.

ARTICLE II
Transactions; Closing

2.1.                            Reorganization(a)                                              .  Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing Seller shall cause the transactions set forth in this Section 2.1 to be consummated, collectively the “Reorganization”:

(a)                                 NewCo.  Seller shall form a Delaware limited liability company with the name NantMedia Holdings, LLC (“NewCo”).

(b)                                 LA Times Distribution.  Seller shall cause Tribune Publishing Company, LLC to distribute all of the outstanding Equity Interests of Los Angeles Times Communications LLC (“LA Times LLC”) to Seller, following which LA Times LLC shall be a wholly owned direct Subsidiary of Seller.

(c)                                  SD Tribune Distribution.  Seller shall cause its relevant Subsidiaries to directly and indirectly distribute all of the outstanding Equity Interests of The San-Diego Union Tribune, LLC (“SD Tribune LLC”) to Seller, following which SD Tribune LLC shall be a wholly owned direct Subsidiary of Seller.

(d)                                 Washington Bureau Distribution.  Seller shall cause its relevant Subsidiaries to directly and indirectly distribute all of the outstanding Equity Interests of Tribune Washington Bureau, LLC (“Washington Bureau LLC”) to Seller, following which Washington Bureau LLC shall be a wholly owned direct Subsidiary of Seller.

(e)                                  EatSeeHear, Inc. Distribution.  Seller shall cause LA Times LLC to distribute all of the outstanding Equity Interests of EatSeeHear, Inc., a California corporation, to Seller, following which EatSeeHear, Inc. shall be a wholly owned direct Subsidiary of Seller.

(f)                                   NewCo Contribution.  Seller shall contribute, assign, transfer, convey and deliver to NewCo, and NewCo shall accept, all of the outstanding Equity Interests of LA Times LLC, Washington Bureau LLC and SD Tribune LLC, following which each of LA Times LLC, Washington Bureau LLC and SD Tribune LLC shall be a wholly owned direct Subsidiary of NewCo.

(g)                                  Transfer of Assets.  Seller shall, and shall cause each of its Subsidiaries (other than NewCo, LA Times LLC, Washington Bureau LLC and SD Tribune LLC)  to, contribute, distribute, assign, transfer, convey and/or deliver to NewCo, and NewCo shall accept all right, title and interest in, to and under the Transferred Assets.  For the avoidance of doubt, any Transferred Asset that is currently held by any Newspaper Sub, shall continue to be held by such Newspaper Sub following the Reorganization.

(h)                                 Assumption of Liabilities.  Seller shall, and shall cause each of its Subsidiaries other than the Company to convey to NewCo, and NewCo shall assume, perform, discharge and fulfill when due and, to the extent applicable, comply with, all of the Transferred Liabilities, in accordance with their respective terms.  Seller shall cause each Newspaper Sub to convey to Seller, and Seller shall assume, perform, discharge and fulfill when due and, to the extent applicable, comply with, all of the Excluded Liabilities, in accordance with their respective terms.

(i)                                     Termination of Intercompany Agreements. Except with respect to the Contracts set forth on Schedule 2.1(g) and any Ancillary Document, Seller shall, and shall cause its Subsidiaries to terminate any and all Contracts outstanding immediately prior to the Closing, whether or not in writing, between or among any Newspaper Sub, on the one hand, and Seller or any Subsidiary of Seller (other than the Company), on the other hand, other than any such Contract to which any unrelated third party is also a party.

(j)                                    Termination of Intercompany Accounts.  Seller shall, and shall cause its Subsidiaries to satisfy or settle each Intercompany Account outstanding immediately prior to the Closing, in any general ledger account of any Newspaper Sub, on the one hand, and any Subsidiary of Seller (other than the Company), on the other hand.

(k)                                 Shared Contracts.  To the extent requested by Buyer, Seller shall, during the period following the date of this Agreement until the termination of the Transition Services Agreement, use its reasonable best efforts to facilitate securing direct contractual relationships which provide the Company with the rights, services and/or products covered by each Shared Contract on terms not materially less favorable to the Company than those currently provided under each Shared Contract.  In the event Seller is unable to secure any such direct contractual relationship, Seller shall make the rights, services and/or products under the applicable Shared Contract available to the Company pursuant to the Transition Services Agreement (at Buyer’s cost).

(j)                                    Tangible Assets.  All tangible Transferred Assets that are located at any facilities of Seller or its Subsidiaries (other than the Facilities) shall be moved from such facilities to a Facility.

(k)                                 Title to Assets/Release of Liens.  Seller shall, and shall cause its Subsidiaries to, take all actions necessary such that, effective upon repayment of the Payoff Indebtedness, the Company shall have good and valid title to, or a valid and enforceable leasehold interest in, all of the Transferred Assets, in each case free and clear of all Liens, other than Permitted Liens.

(l)                                     Licenses.  To the extent reasonably requested by Buyer prior to the termination of the Transition Services Agreement, Seller and Buyer shall negotiate in good faith appropriate, perpetual, irrevocable, royalty-free licenses of Intellectual Property that is used in the Business as of the date hereof but that was not conveyed hereunder as a Transferred Asset or as Newspaper Intellectual Property.

(m)                             Shared Services.  Buyer acknowledges that the Business currently receives shared services from other business units of Seller and its Subsidiaries. Buyer further acknowledges that, except as otherwise expressly provided in the Transition Services Agreement, all such shared services shall cease, and any Contract with Seller or any Affiliate of Seller in respect thereof shall terminate as of the Closing Date.

2.2.                            Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens (other than any restrictions under applicable federal or state securities Laws), all of the outstanding Equity Interests of NewCo (the “NewCo Securities”).

2.3.                            Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Equity Interests of NewCo (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the second (2nd) Business Day immediately following the first day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date and time as Buyer and Seller may otherwise agree in writing.  From and after the Adjustment Time until the actual consummation of the Closing, the Company shall not (a) make any cash payment outside the ordinary course of business consistent with past practice or make any dividend or distribution to Seller or any of its Subsidiaries, (b) incur any Indebtedness not included in Closing Indebtedness, (c) incur any Seller Transaction Expenses or (d) reduce any current asset of the Company or increase any current liability of the Company outside the ordinary course of business consistent with past practice.

2.4.                            Purchase Price; Payments at the Closing.

(a)                                 Estimates.  Not fewer than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the “Closing Date Statement”) setting forth Seller’s good faith estimates of each of the following: (i) Closing Cash (the “Estimated Closing Cash”), (ii) Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), and (iv) the Closing Net Working Capital Adjustment Amount (the “Estimated Closing Net Working Capital Adjustment Amount”).  Buyer shall have the opportunity to review all materials and information used by Seller in preparing such estimates, Seller shall make available such personnel as are reasonably necessary to assist Buyer in its review of such estimates, and in the event there is a disagreement as to the Closing Date Statement that is not resolved prior to 8:00 p.m. New York City time on the day that is one (1) Business Day prior to the Closing Date, then the Closing Date Statement delivered by Seller shall be the Closing Statement for purposes of the Closing.

(b)                                 Buyer Closing Obligations.  At the Closing, Buyer shall:

(i)                                                 repay by wire transfer of immediately available funds, all Payoff Indebtedness, in such amounts and to such accounts as set forth in the applicable Payoff Letters with respect thereto;

(ii)                                              pay, in cash by wire transfer of immediately available funds, the unpaid Estimated Seller Transaction Expenses, in such amounts and to such accounts designated in writing by Seller at least three (3) Business Days prior to the Closing Date;

(iii)                                           pay, in cash by wire transfer of immediately available funds, to the account(s) designated in writing by Seller at least three (3) Business Days prior to the Closing Date, in consideration for the purchase by Buyer of all of the outstanding Equity Interests of NewCo, an aggregate amount equal to the Estimated Purchase Price; and

(iv)                                          deliver to Seller the various certificates, instruments and documents referred to in Section 8.2.

(c)                                  Seller Closing Obligations. At the Closing, Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 8.1.

2.5.                            Purchase Price Adjustment.

(a)                                 Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith determination of each of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Seller Transaction Expenses, and (iv) the Closing Net Working Capital Adjustment Amount, in accordance with the definitions under this Agreement, together with reasonable documentation supporting such calculations.  After delivery of the Purchase Price Adjustment Statement, Buyer may not introduce additional items, or change the amount of any items, reflected in the Purchase Price Adjustment Statement.  During the relevant periods of review described in this Section 2.5, Buyer shall provide Seller and their respective representatives with reasonable access (including by electronic delivery of documents), during regular business hours and in such a manner as to not interfere with the normal operation of the business of the Company, to relevant documents, schedules, work papers and personnel used by Buyer in the preparation of the Purchase Price Adjustment Statement to the extent required in connection with Seller’s review of the Purchase Price Adjustment Statement.

(b)                                 If Seller disagrees with Buyer’s determination of one or more of the items set forth on the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing (an “Objection Notice”) of such disagreement within sixty (60) days after delivery of the Purchase Price Adjustment Statement to Seller, which Objection Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items with which Seller disagrees (each, a “Disputed Item”) and the aggregate dollar amount of each such Disputed Item, together with reasonable supporting documentation.  After the delivery of the Objection Notice, Seller may not introduce additional Disputed Items or increase the amount of any Disputed Item, and any item set forth on the Purchase Price Adjustment Statement not identified as a Disputed Item pursuant to a timely Objection Notice will be final and binding upon the parties hereto for all purposes of this Agreement.  During the relevant periods of review described in this Section 2.5, Seller shall provide Buyer and its representatives with reasonable access (including by electronic delivery of documents), during regular business hours and in such a manner as to not interfere with the normal operation of the business of Seller and its Subsidiaries, to relevant documents, schedules, work papers and personnel used in the preparation of any Objection Notice.  If Seller

(A) agrees to the Purchase Price Adjustment Statement, or (B) fails to deliver an Objection Notice to Buyer within sixty (60) days after delivery of the Purchase Price Adjustment Statement, then the Purchase Price Adjustment Statement and the Closing Net Working Capital Adjustment Amount, Closing Indebtedness, Closing Cash and Seller Transaction Expenses set forth therein, shall be final and binding upon the parties hereto for all purposes of this Agreement.

(c)                                  Buyer and Seller shall negotiate in good faith to resolve any Disputed Item (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule) and any such resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties hereto for all purposes of this Agreement.  If Buyer and Seller are unable to resolve any Disputed Item within thirty (30) days of delivery of the Objection Notice, then such remaining Disputed Items shall be referred for final and binding determination to the dispute resolution group of one of the nationally-recognized, independent public accounting firms listed on Schedule 2.5(d) (the “Accounting Arbitrator”) within fifteen (15) days thereafter.  If such firm is unable or unwilling to serve, Buyer and Seller shall jointly select an Accounting Arbitrator from an accounting firm of national standing that is not the independent auditor of Buyer or Seller. If Buyer and Seller cannot agree on an accounting firm within fifteen (15) calendar days, then Seller and/or Buyer may submit a written request to the American Arbitration Association requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Accounting Arbitrator. The Accounting Arbitrator shall act as an expert and not an arbitrator and shall resolve only the Disputed Items submitted to it in accordance with this Section 2.5 by delivering, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth its resolution of any such Disputed Items determined in accordance with the terms herein.  In preparing its report, the Accounting Arbitrator shall not assign a value to any Disputed Item greater than the greatest value submitted by either Buyer or Seller or less than the smallest value submitted by either Buyer or Seller in respect of such Disputed Item.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting materials provided by the parties (with substantially simultaneous delivery to the other party) and in accordance with the guidelines and procedures set forth in this Agreement and not pursuant to any independent review. Neither Buyer nor Seller nor their respective representatives shall have any ex parte communications with the Accounting Arbitrator.  Such report shall be final and binding upon the parties hereto for all purposes of this Agreement.  Upon the written agreement of Buyer and Seller or the decision of the Accounting Arbitrator or if Seller fails to deliver an Objection Notice to Buyer within the thirty (30) day period provided in Section 2.5(b), the Purchase Price Adjustment Statement and the items set forth therein, as adjusted if necessary pursuant to the terms of this Section 2.5, shall be deemed to be final and binding on the parties hereto for all purposes of this Agreement.  The fees, costs and expenses of the Accounting Arbitrator shall be allocated between Buyer and Seller equally such that Buyer shall bear fifty percent (50%) of all such fees, costs and expenses and Seller shall bear fifty percent (50%) of all such fees, costs and expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Arbitrator shall be borne by the Party incurring such cost and expense.  Buyer and Seller agree that the procedures set forth in this Section 2.5 for resolving disputes with respect to the Purchase Price Adjustment Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Closing Purchase Price by the Accounting Arbitrator pursuant to this Section 2.5(c) or to compel any Party to submit any dispute arising in connection with this Section 2.5(c) to the Accounting Arbitrator pursuant to and in accordance with the terms and conditions set forth in this Section 2.5(c), in each case, in any court of competent jurisdiction in accordance with Section 11.10, but, for the avoidance of doubt, the substance of the Accounting Arbitrator’s determination shall not be subject to review or appeal.

(d)                                 The Closing Cash, Closing Indebtedness, Seller Transaction Expenses and the Closing Net Working Capital Adjustment Amount as finally determined pursuant to this Section 2.5 are the “Final Closing Cash”, “Final Closing Indebtedness”, “Final Seller Transaction Expenses” and “Final Net Working Capital Adjustment Amount” for all purposes of this Agreement. The “Final Purchase Price” means (i) $500,000,000, plus (ii) the Final Closing Cash, minus (iii) the Final Closing Indebtedness, minus (iv) the Final Seller Transaction Expenses, plus (v) the Final Net Working Capital Adjustment Amount (which may be a negative number). .

(e)                                  Within three (3) Business Days of the final and binding determination of the Final Purchase Price pursuant to this Section 2.5:

(i)                                                 if the Estimated Purchase Price is greater than the Final Purchase Price, Seller shall pay to Buyer an amount of cash equal to such difference by wire transfer of immediately available funds to the account(s) designated in writing by Buyer at least two (2) Business Days prior to such payment; or

(ii)                                              if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller an aggregate amount of cash equal to the value of such difference by wire transfer of immediately available funds to the account(s) designated in writing by Seller at least two (2) Business Days prior to such payment.

(f)                                   Seller and Buyer agree to treat any payment made pursuant to this Section 2.5 as an adjustment to the purchase price for U.S. federal income tax purposes, except as otherwise required by applicable Law. Except as a result of the Seller’s failure to provide a certificate under Section 8.1(e) or relating to compensation paid by Buyer or any Newspaper Sub, Buyer is not aware as of the date hereof of any Law that would require Taxes to be deducted or withheld from payments made pursuant to this Agreement.  Nevertheless, Buyer and the Newspaper Subs shall be entitled to deduct or withhold Taxes from payments made pursuant to this Agreement to the extent required to do so by Law.  If Buyer becomes aware of a Law that would require Buyer to deduct or withhold Taxes from any payment to be made by Buyer to Seller pursuant to this Agreement, Buyer shall promptly inform Seller of its intention to withhold and, to the extent requested by Seller, reasonably cooperate with Seller to mitigate such withholding to the extent permitted by applicable Law.  Any deducted or withheld Taxes shall be remitted to the applicable Governmental Authority in accordance with applicable Law and to the extent remitted shall be deemed delivered and paid to the Person in respect of which such deduction and withholding was made.

2.6.                            Purchase Price Allocation.

(a)                                 Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written allocation (the “Tax Allocation Statement”) of the purchase price (as determined for U.S. federal income tax purposes) among the assets treated for U.S. federal income tax purposes as being acquired by Buyer pursuant to this Agreement in accordance with Section 1060 of the Code.  If Seller disagrees with the Tax Allocation Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after Buyer’s delivery of the Tax Allocation Statement.  Buyer and Seller shall negotiate in good faith to resolve any such disagreement and shall amend the Tax Allocation Statement to reflect any resolution agreed to in writing.

(b)                                 Buyer and Seller shall work together in good faith to amend the Tax Allocation Statement to the extent necessary to reflect any post-Closing adjustments to the purchase price (as determined for U.S. federal income tax purposes).

(c)                                  Any disagreement described in Section 2.6(a) or regarding any amendment described in Section 2.6(b) that Buyer and Seller are unable to resolve through good faith negotiations shall be submitted to the Accounting Arbitrator for resolution in a manner similar to that described in Section 2.5(c), subject to such deadlines as may be mutually agreed among the Parties and the Accounting Arbitrator, and the Tax Allocation Statement shall be amended to reflect the Accounting Arbitrator’s resolution of any such disagreements.

(d)                                 Buyer and Seller shall and shall cause their respective Affiliates to (i) file all Tax Returns (including IRS Form 8594 and any amendments thereto necessitated by any adjustment described in Section 2.6(b)) in a manner consistent with the Tax Allocation Statement (including any amendments thereto pursuant to this Section 2.6), and (ii) take no position that is inconsistent with the Tax Allocation Statement on any Tax Return or in connection with any Proceeding, unless required to do so by the final determination of a Taxing Authority.

ARTICLE III
Representations and Warranties of the Seller

Seller hereby represents and warrants to Buyer as of the date hereof:

3.1.                            [Reserved].

3.2.                            Authorization and Enforceability.  Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents on behalf of Seller, and the performance by Seller of the transactions contemplated hereby and thereby that are required to be performed by Seller have been duly authorized by all necessary action on the part of Seller in accordance with applicable Law and the Organizational Documents of Seller, and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller.  This Agreement, and each of the Ancillary Documents to which Seller is or will be a party is, or will be, duly authorized, executed and delivered by Seller, as the case may be, and constitute valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.                            Ownership.  As of the date hereof, Seller is the indirect owner of 100% of the Equity Interests of each of the Newspaper Subs. As of the Closing, Seller will be the record and beneficial owner of 100% of the Equity Interests of NewCo and will be the indirect owner of 100% of the Equity Interests of each of the Newspaper Subs.  As of the Closing, Seller will have full power, right and authority to convey all of the Equity Interests of NewCo to Buyer free and clear of any Lien (other than Liens under applicable securities laws).  As of the date hereof, all of the Equity Interests of each Newspaper Sub are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom and not in violation of any preemptive or similar rights.  As of the Closing, all of the Equity Interests of NewCo and each of the Newspaper Subs will be duly authorized, validly issued and fully paid and non-assessable, free and clear of any Lien (other than Liens under applicable securities laws), and will have been issued in compliance with applicable securities Laws or exemptions therefrom and not in violation of any preemptive or similar rights.

3.4.                            No Violation.  The execution and delivery by Seller of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller and compliance by Seller with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) result in any violation of or default, give rise to a right of termination, cause the forfeiture or acceleration of any right, or require any notice, approval or consent, under any provision of any Contract to which Seller or any of its Subsidiaries is a party or by which any of the Equity Interests of the Company are bound or affected, except as would not have a Company Material Adverse Effect, (b) conflict with or violate, in any material respect, any Law or Order applicable to Seller, any of its Subsidiaries or the Equity Interests of the Company, or (c) result in the creation of, or require the creation of, any material Lien upon the Equity Interests or assets of the Company.

3.5.                            Governmental Authorizations and Consents.  No consents, licenses, approvals or authorizations of, or registrations, declarations, notices, reports or filings with or to, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller or any of its Subsidiaries in connection with either the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Seller is a party or the consummation of the Contemplated Transactions, except for compliance with and filings under the HSR Act.

3.6.                            Litigation.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller threatened, and no Order has been granted, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions, and Seller has not has received written or oral notice of a claim or dispute that is reasonably likely to result in any such Proceeding or Order.

3.7.                            No Brokers.  Seller has not employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions, in each case for which NewCo or any of its Subsidiaries will be liable.

3.8.                            Circulation.  To the Knowledge of Seller, the circulation for each of the San Diego Union-Tribune and the Los Angeles Times if and as reported by the Alliance for Audited Media for the 12 month periods ended December 31, 2016 and March 31, 2017, respectively, is true and correct in all material respects.  All of the information supplied by Seller or any of its Subsidiaries to the Alliance for Audited Media in connection with the foregoing reported circulation is true and correct in all material respects.

3.9.                            Bonds; Letters of Credit.  Except as set forth on Section 3.9 of the Disclosure Schedule, as of the date hereof, there are no material construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Seller or its Subsidiaries (other than the Company) in connection with the operation or ownership of the Business or the Company.

3.10.                     Privacy Practices.  To Seller’s Knowledge, Seller’s and its Subsidiaries’ practices are, and since the Applicable Date have been, in compliance in all material respects with their then-current privacy policies, including the privacy policies posted on Seller’s and its Subsidiaries websites.  To Seller’s Knowledge, neither Seller nor any of its Subsidiaries have experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, except as would not reasonably be expected to have a Company Material Adverse Effect.

ARTICLE IV
Representations and Warranties Regarding the Business

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer:

4.1.                            Organization and Power.  Each of the Newspaper Subs is, and NewCo will be, duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and is (or in the case of NewCo will be) duly qualified to do business in each material jurisdiction in which its ownership of property or its conduct of business requires it to so qualify.  Seller has provided (or in the case of NewCo will provide) to Buyer correct and complete copies of the Organizational Documents of each of the Newspaper Subs, as amended, and all such documents so provided are in full force and effect.  The Company has (or in the case of NewCo will have) all corporate power and authority and possesses all Permits necessary to enable it to own or lease and to operate its properties and assets and to carry on the Business in all material respects.  Section 4.1 of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company is licensed or qualified to do business.

4.2.                            Reserved.

4.3.                            Capitalization of the Company.

(a)                                 All of the issued and outstanding Equity Interests of the Company have been (or in the case of NewCo will be) duly authorized, validly issued, fully paid and nonassessable and are not (or in the case of NewCo will not be) subject to, nor were they (or in the case of NewCo will they be) issued in violation of, any purchase option, call option, preemptive right, right of first refusal, or any similar rights.

(b)                                 Other than as contemplated by Section 3.3, no Equity Interests of the Company are (or following the Reorganization will be) issued, reserved for issuance or outstanding.  Except as set forth in the Organizational Documents of the Company, no Person has (or in the case of NewCo will have) any preemptive rights or other rights with respect to any Equity Interests of the Company.  The Company (i) does not have (or in the case of NewCo will not have) any outstanding rights or securities convertible into or exchangeable or exercisable for, rights derived from the value of (including “phantom stock”), or any rights to subscribe for or acquire, and (ii) is not a party to (or in the case of NewCo will not be a party to) any agreements or arrangements providing for the issuance, transfer, grant or sale (contingent or otherwise) of, or any calls against, commitments or claims against or redemptions of, in either case of (i) or (ii), any Equity Interests of the Company. The Company is not a party to (or in the case of NewCo will not be a party to) and there is not (or in the case of NewCo will not be) any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not the Company is a party thereto, with respect to any Equity Interests of the Company or any securities convertible into or exchangeable or exercisable for any Equity Interests of the Company.

(c)                                  Except as set forth on Section 4.3 of the Disclosure Schedule, the Company does not have (and following the Reorganization will not have) any Subsidiaries and does not own (and following the Reorganization will not own) any Equity Interests of any other Person.

4.4.                            No Violation.  The execution and delivery by Seller of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and compliance with the terms of this Agreement and the Ancillary Documents do not (or in the case of NewCo will not) (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture or acceleration of any right, or require any notice or consent, under any provision of any material Contract to which the Company is (or in the case of NewCo will be) a party or by which the Company or any of its properties are (or in the case of NewCo will be) bound or affected, except as would not reasonably be expected to have a Company Material Adverse Effect, (c) conflict with or violate in any material respect any Law or Order applicable to the Company or by which any of its respective properties are (or in the case of NewCo will be) bound or affected, or (d) result in the creation of, or require the creation of, any Lien (other than Liens under applicable securities laws) upon any Equity Interests or any asset of the Company.

4.5.                            Reserved.

4.6.                            Financial Statements.

(a)                                 In General.  Section 4.6(a) of the Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the unaudited balance sheet (the “Most Recent Unaudited Balance Sheet”) of each Newspaper Sub as of December 31, 2017 (the

“Balance Sheet Date”), (ii) the unaudited balance sheet of each Newspaper Sub as of December 25, 2016, (iii) the related statements of operations (collectively with the Most Recent Unaudited Balance Sheet, the “Most Recent Unaudited Financial Statements”) for the fiscal years ended December 31, 2017 and December 25, 2016.  Each of the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition of the Newspaper Subs, as applicable, as of the respective dates thereof or with respect to the periods then ended, subject, in each case, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments, none of which are reasonably expected to be material in amount or significance in any individual case or in the aggregate.

(b)                                 Accounting Controls.  The Financial Statements have been derived from the books and records of the Newspaper Subs and Seller and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the general or specific authorization of management of the Newspaper Subs, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) access to the property or assets of the Newspaper Subs is permitted only in accordance with the general or specific authorization of management of the Newspaper Subs, as applicable, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Section 4.6(b) of the Disclosure Schedule, Seller has not, since the Applicable Date, identified or been notified in writing of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Newspaper Subs.

(c)                                  Books and Records.  The financial books and records of the Company have been (or in the case of NewCo will be) maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved (i) the financial position of the Company, and (ii) all transactions of the Company, including all transactions between the Company, on the one hand, and the Seller or any of its Subsidiaries, on the other hand.  Since the Applicable Date Seller has not received any advice or notification from its independent accountants that Seller or any of its Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, Liabilities, revenues, expenses, equity accounts or other accounts.

(d)                                 No Undisclosed Liabilities.  Except as reflected or reserved against in the Most Recent Unaudited Balance Sheet or as set forth in Section 4.6(d) of the Disclosure Schedule, the Company does not have any Liabilities (accrued, contingent or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with GAAP or the notes thereto, except for (i) Liabilities that may have arisen since the date of the Most Recent Unaudited Balance Sheet in the ordinary course of business consistent with past practice, and (ii) Liabilities arising under the executory portion of a Contract (excluding Liabilities for breach, non-performance or default).  The Company is not a party to any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended)), where the result, purpose or intended effect of such is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s financial statements.

4.7.                            Absence of Certain Changes.  Since the Balance Sheet Date to the date of this Agreement, Seller has conducted the Company and the Business in the ordinary course of business consistent with past practice and there has not been any Event that, individually or together with all other Events, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except pursuant to the Reorganization, since the Balance Sheet Date to the date of this Agreement, neither the Company nor the Business has:

(a)                                 acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, disposed of, mortgaged or assigned any assets, tangible or intangible, with a fair market value in excess of $2,500,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice;

(b)                                 incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, other than in the ordinary course of business consistent with past practice;

(c)                                  canceled, compromised, knowingly waived or released any material right or claim (or series of related rights and claims) under any Material Contract, or any other material right or claim;

(d)                                 committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $2,500,000 in the aggregate;

(e)                                  suffered any damages to or destruction or loss of any tangible assets (if not covered by insurance) involving amounts that exceed $2,500,000 in the aggregate;

(f)                                   implemented any material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the Financial Statements;

(g)                                  implemented any material change to its cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 incurred any Lien, other than any Permitted Lien, upon its properties, Equity Interests or assets, tangible or intangible (including the Transferred Assets);

(i)                                     made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than extensions of credit to customers and acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(j)                                    made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or materially increased or agreed to materially increase, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee; or

(k)                                 authorized, agreed or committed (on a contingent basis or otherwise) to any of the foregoing.

4.8.                            Relationships with Affiliates.  Except as set forth in Section 4.8 of the Disclosure Schedule, no officers or directors of Seller or any of its Subsidiaries, or any Affiliate of any such officer or director (a) except for the ownership of less than five percent (5%) of the outstanding shares of common stock of a publicly-held corporation, owns of record or as a beneficial owner, any Equity Interest in a Person that since the Applicable Date has had material business dealings with or a financial interest in any material transaction with the Company or the Business, or (b) is a party to any material Contract or transaction with the Company or the Business (each of the foregoing a “Related Party Transaction”).

4.9.                            Assets.

(a)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect, following the Reorganization the Company will have, good and marketable title to, or a valid leasehold interest in or a valid and enforceable right to use, all properties and assets used by it in the conduct of the Business as currently conducted or shown on the Most Recent Unaudited Balance Sheet or acquired after the date thereof, in each case free and clear of all Liens, other than Permitted Liens.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the tangible Transferred Assets are in working condition and repair (ordinary wear and tear excepted), free of material defect, have been maintained in accordance with industry practice and applicable Law and are fit for use in the ordinary course of its business as currently conducted.

(b)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect and as except as contemplated by the Transition Services Agreement, the Company has all of the rights, properties, assets and employees necessary to conduct the Businesses in all material respects, as conducted as of the date hereof.

4.10.                     Real Property.

(a)                                 Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all real property leases, subleases, or other occupancies used by the Business or the Company or to which it is a party as lessee or lessor (the “Real Property Leases”, and the properties leased thereunder, the “Leased Real Property”).  Following the Reorganization, no Person other than the Company has any right to use, occupy or lease any of the Leased Real Property.  The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens.  Since the Applicable Date, neither Seller nor any of its Subsidiaries has received any notice from the other party to any Real Property Lease of any default thereunder or any termination or proposed termination thereof.  To the Knowledge of

Seller, no party to any Real Property Lease  has repudiated any material provision of such Real Property Lease.

(b)                                 The Company currently does not own any Owned Real Property.

(c)                                  There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property (collectively, the “Properties”), and neither Seller nor any of its Subsidiaries has received any written notice thereof.

(d)                                 Neither Seller nor any of its Subsidiaries has received written notice of any violation of a condition or agreement contained in any recorded easement, restrictive covenant or any similar instrument or agreement affecting any of the Properties.

(e)                                  Neither Seller nor any of its Subsidiaries has received written notice of any proposed reassessments of any Properties by any Governmental Authority.

(f)                                   The buildings and other structures on the Properties are in good repair, ordinary wear and tear excepted The Company has rights of egress and ingress with respect to each of the Properties that is sufficient for the conduct of the Business as presently conducted and consistent with past practice.

4.11.                     Intellectual Property.

(a)                                 Section 4.11(a) of the Disclosure Schedule lists all  Registered Owned Intellectual Property, indicating for each item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or Registered owner.

(b)                                 Following the Reorganization, the Company will have sufficient rights to use the Newspaper Intellectual Property and Newspaper IT Assets in connection with the operation of the Business and the Company as presently conducted, and all of those rights will survive the consummation of the Contemplated Transactions unchanged, except to the extent a third party’s consent to the assignment or transfer of any related Contract is required and not obtained prior to the Closing.  The Newspaper Intellectual Property, together with the Intellectual Property used to provide services under the Transition Services Agreement, includes all Intellectual Property used or held for use in connection with the operation of the Business and the Company as presently conducted. Following the Reorganization, the Company will exclusively own all right, title and interest in and to all Owned Intellectual Property, free of all Liens.  Following the Reorganization, the Company will have a valid license to use the Licensed Intellectual Property in connection with the operation of the Business and the Company as presently conducted, except to the extent a third party’s consent to the assignment or transfer of any related Contract is required and not obtained prior to the Closing.

(c)                                  The Registered Owned Intellectual Property is (i)  subsisting and, to the Knowledge of Seller, valid and enforceable, (ii) currently in compliance with all legal requirements necessary to maintain  any material Registered Owned Intellectual Property as valid, enforceable and in good standing, and (iii) not subject to any Order or agreement that would adversely affect the validity or enforceability of, or following the Reorganization the Company’s use of or rights to,  any material Registered Owned Intellectual Property.  Seller and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all material Confidential Information used or held for use in the operation of the Business and the Company as presently conducted.

(d)                                 To the Knowledge of Seller, (i) the operation of the Business and the Company as presently conducted and the use of the Newspaper Intellectual Property, Newspaper IT Assets and Newspaper Products in connection therewith, do not infringe, misappropriate or otherwise violate or conflict with any other Person’s Intellectual Property rights, and have not done so in the past three (3) years, and (ii) no Person is engaging, or has engaged in the past three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property. There is no action or claim pending, asserted or, to the Knowledge of Seller, threatened, by or against Seller or any of its Subsidiaries concerning any of the foregoing in this Section 4.11(d) or otherwise concerning the Newspaper Intellectual Property, nor has Seller or any of its Subsidiaries received any notification that a license under any other Person’s rights (other than licenses that are Newspaper IP Agreements) is or may be required to operate the Business or the Company as presently conducted.

(e)                                  To the Knowledge of Seller, no Employee, contractor or agent of Seller or any of its Subsidiaries is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of any Newspaper Intellectual Property. All Persons that have conceived, developed, acquired or created any material Owned Intellectual Property have entered into agreements under which the entire and unencumbered right, title and interest in and to that Owned Intellectual Property is assigned to the Seller or a Subsidiary and/or vests in the Seller or a Subsidiary by operation of Law.

(f)                                   The Newspaper IT Assets, together with information technology assets used to provide services under the Transition Services Agreement, are adequate for, and operate and perform in all material respects as reasonably required in connection with, the operation of the Business and the Company as presently conducted.  The Newspaper IT Assets have not materially malfunctioned or failed, and to the Knowledge of Seller have not contained any Viruses since Applicable Date.  Seller and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology.  From time to time the Newspaper IT Assets have been subject to unauthorized access by third parties, none of which has resulted in any material disruption to the Business or, to the Knowledge of Seller, has resulted in any material data breach.  In each such instance of unauthorized access of which Seller has become aware, Seller or one of its Subsidiaries has taken steps to terminate the unauthorized access, mitigate any associated harm, and address any underlying vulnerabilities or issues leading to the unauthorized access.

4.12.                     Contracts.

(a)                                 Material Contracts.  Section 4.12(a) of the Disclosure Schedule is a true and complete list of all of the following Contracts (the “Material Contracts”):

(i)                                                 [Reserved];

(ii)                                              Contracts evidencing or relating to Indebtedness;

(iii)                                           Contracts evidencing or relating to any obligations with respect to any Equity Interest of the Company;

(iv)                                          Contracts with the Company’s top-five customers and top-five suppliers during the year ended December 31, 2017 (other than any purchase order, invoice, work order, statement of work or similar arrangement);

(v)                                             the Real Property Leases;

(vi)                                          the Newspaper IP Agreements (other than licenses of Commercial Software);

(vii)                                       Contracts evidencing (A) employment agreements and personal services agreements with Business Employees, which agreements provide for annual salary in excess of $300,000, or (B) severance, retention, change of control or similar payments payable to Business Employees;

(viii)                                    Contracts evidencing any partnership, joint venture or similar strategic alliance or collaboration, in which the Company or the Business has an interest or participates;

(ix)                                          Contracts effecting any Related Party Transaction;

(x)                                             Contracts relating to any litigation or similar Proceeding, or effecting a settlement of any Proceeding, involving the Business, the Company or the Transferred Assets at any time since the Applicable Date;

(xi)                                          Contracts to which the Company is (or following the Reorganization will become) a party (A) relating to the acquisition or disposition of any Equity Interests, business, real property, product line or material amount of assets of any other Person, or (B) relating to any business acquisition by the Company, in each case entered into at any time since the Applicable Date or under which there is any surviving Liability of the Company;

(xii)                                       Contracts to which the Company is (or following the Reorganization will become) a party containing “most favored nation” pricing;

(xiii)                                    Contracts to which the Company is (or following the Reorganization will become) a party (A) limiting the freedom of the Company or the Business to engage in any line of business, acquire any Person or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment during any period of time, or (B) containing any right of first refusal or similar rights;

(xiv)                                   [Reserved];

(xv)                                      Contracts obliging the Company or the Business to source the entirely of its requirements for any product or service from a single supplier or to sell any product or service to a single Person; and

(xvi)                                   Any Contract not otherwise listed above to which the Company is (or following the Reorganization will become) a party that either (A) involves payments to or from the Company in excess of $1,000,000 per annum, or (B) has a duration in excess of twelve (12) months that cannot be terminated by the Company on less than ninety (90) days’ notice without penalty.

(b)                                 Status of Material Contracts.  A true and complete copy of each Material Contract (including all amendments, supplements, appendices and statements of work thereto) has been made available to Buyer.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all Material Contracts are valid, binding and in full force and effect and following the Reorganization enforceable by the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.  As to each Material Contract, except as would not reasonably be expected to have a Company Material Adverse Effect, there does not exist thereunder any material breach, violation or default on the part of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any other party to such Material Contract (in each case, with or without notice, the passage of time or both), and there does not exist any Event, including the consummation of the Contemplated Transactions, which (with or without notice, the passage of time, or both) would reasonably be expected to constitute a breach, violation or default thereunder on the part of Seller or any of its Subsidiaries.

4.13.                     Compliance with Laws; Licenses, Permits and Approvals.

(a)                                 The Company, the Business and the Transferred Assets are, and during the past three (3) years have been, in compliance in all material respects with all applicable Laws.  During the past three (3) years, neither Seller nor any of its Subsidiaries has received written notice from any Governmental Authority that alleges that the Company, the Business or the Transferred Assets violated any applicable Law in any material respect.

(b)                                 Following the Reorganization, the Company will possess all Permits required for the conduct of the Business as presently conducted in all material respects.  All such Permits are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation, modification, suspension, lapse or limitation of any such Permit.  Seller and each of its Subsidiaries are, and at all times since the Applicable Date have been, in compliance in all material respects with such Permits.  No Proceeding is pending or, to the Knowledge of Seller, threatened to terminate, revoke, limit, cancel, suspend or modify any such Permit.  Neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority that (A) any such Permit will be revoked or not reissued on the same or similar terms, (B) any application for any renewal of any such Permit will be denied, or (C) the Permit holder is in violation of any such Permit.

4.14.                     Environmental Matters.

(a)                                 The Company, the Business and the Transferred Assets (i) are, and at all times during the last five (5) years have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) have obtained, and are in compliance in all material respects with, all material Permits required by applicable Environmental Laws (“Environmental Permits”), and have made all required filings for issuance or renewal of such Environmental Permits to maintain such compliance.

(b)                                 There is no contamination of, and there have been no releases or, to the Knowledge of Seller, threatened releases of Hazardous Materials (i)  by the Company or the Business or, to the Knowledge of Seller, any other Person at, about, under or migrating to or from the Facilities or, to the Knowledge of Seller, any real property formerly owned, leased or operated by the Company or any of its predecessors, or (ii) to the Knowledge of Seller, arising from or relating to the operations of or any Newspaper Products manufactured, sold or distributed by Seller or any of its Subsidiaries or any of their respective predecessors, in each case, that (A) would reasonably be expected to require material notification, investigation, remediation or other response action by the Company, pursuant to any Environmental Laws, or (B) would reasonably be expected to give rise to material Liability of the Company pursuant to any Environmental Laws.

(c)                                  To the Knowledge of Seller, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to (i) interfere with or prevent continued compliance in all material respects by the Company, the Business and the Transferred Assets with applicable Environmental Laws and the requirements of any Environmental Permit, or (ii) cause the Company, the Business or the Transferred Assets to incur material Liability or other obligations under any applicable Environmental Laws.

(d)                                 Neither the Company, nor the Business nor, to the Knowledge of Seller, any predecessors thereof, has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation in any material respect of any applicable Environmental Law, or (ii)  in a manner that has given or would reasonably be expected to give rise to material Liability of the Company pursuant to any applicable Environmental Law.

(e)                                  Neither Seller nor its Subsidiaries (or, to the Knowledge of Seller, any predecessor of them) has received written notice that alleges that the Company, the Business or the Transferred Assets or any Person whose Liability has been retained or assumed contractually by Seller or any of its Subsidiaries is or may be a potentially responsible Person or otherwise liable in a material respect in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials or material Proceedings that are based on or related to any Environmental Matters relating to the Company, the Business, any Transferred Asset or any

Newspaper Products, in each case, (i) pending, (ii) to the Knowledge of Seller, threatened, or (iii) that have been brought within the three (3) years prior to the date hereof.

(f)                                   Seller has delivered or made available to Buyer true and complete copies and results of any environmental site assessments and other material reports, studies, analyses, tests, monitoring results, documents or correspondence bearing on Environmental Matters, in each case possessed or initiated by Seller or any of its Subsidiaries and relating to the Company, the Business or any Transferred Asset or any real property formerly owned, leased or operated by the Business or any of its predecessors or any Newspaper Products.

4.15.                     Litigation.

(a)                                 Except as set forth in Section 4.15 of the Disclosure Schedule, (i) there are no, and during the past twelve (12) months there have not been any, Proceedings pending or, to the Knowledge of Seller, threatened, involving the Company, the Business or the Transferred Assets involving claimed Liabilities of the Company in excess of $250,000, and (ii) there are no such Proceedings that have been settled, dismissed or resolved since the Applicable Date.

(b)                                 There are no Proceedings pending or, to the Knowledge of Seller, threatened that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions.

(c)                                  Neither the Company, the Business nor any of the Transferred Assets are subject to any Order (other than Orders of general applicability in the Business’ industry).

4.16.                     Employee and Labor Matters.

(a)                                 Accurate, and complete lists of all Business Employees and their respective current positions, salaries, date of hire, bonus opportunities, and leave status have been made available to Buyer.

(b)                                 Seller represents that none of the Excluded Employees primarily perform services for the Business and that each employee of Seller or any of its Subsidiaries who primarily provides services for the Business has been included as a Business Employee.

(c)                                  There are no material claims (other than ordinary claims for benefits under Plans), actions, disputes, or grievances or pending or, to the Knowledge of Seller, threatened, by or between the Company and any current or former Employee.

(d)                                 The Company is not currently, nor since the Applicable Date has been, a party to any collective bargaining agreement or similar labor agreement with a labor union or works council.

(e)                                  No labor strike, organized work stoppage, slowdown, lockout, or unfair labor practice charge against the Company has occurred during the past two (2) years or, to the Knowledge of Seller, is threatened.

(f)                                   To the Knowledge of Seller, there are no current union organization activities or representation questions involving Employees of the Company.

(g)                                  The Company is in compliance in all material respects with all applicable Laws respecting employment and labor, including but not limited to, laws relating to wages, hours, overtime, classification of Employees as exempt or non-exempt, collective bargaining, employment discrimination, safety and health, immigration status, workers’ compensation and the collection and payment of withholding and employment taxes.

(h)                                 The Company does not have nor does it reasonably expect to have any material liability with respect to any misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan.

4.17.                     Employee Benefits.

(a)                                 Section 4.17(a) of the Disclosure Schedule lists all (i) employee benefit plans (as defined in Section 3(3) of ERISA) (ii) each Material Contract disclosed with respect to Section 4.12(a)(vii) of this Agreement and (iii) all, bonus, stock option, stock purchase, equity-based compensation, profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, retention, change in control or other material employee benefit plans, agreements, policies or programs, in each case maintained or contributed to for the benefit of, or relating to, current and former Employees, or with respect to which the Company could have any liability, or in which any Business Employee is eligible to participate (individually, but excluding any Multiemployer Plan, a “Plan,” collectively, the “Plans”).  Section 4.17(a) of the Seller Disclosure Schedule also lists the applicable plan sponsor for each such Plan and indicates each Plan that is an Assumed Plan.

(b)                                 With respect to each Assumed Plan, the Company has provided to Buyer true and complete copies of the following documents, as applicable:  (i) all Assumed Plan documents, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the most recent Internal Revenue Service notification, advisory, opinion or determination letter relating to any Assumed Plan that is a pension plan (as defined in Section 3(2) of ERISA), which is intended to be qualified under Section 401(a) of the Code, (iv) the two most recently filed Form 5500 for each Assumed Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Assumed Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that would be required to file such Form 5500, (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof subsequent to the date of the summary plan description provided, (vi) the applicable actuarial reports relating to each Assumed Plan (to the extent applicable) for the past two years, and (vii) non-routine notices, letters or other correspondences received during the two (2) years prior to the date hereof from the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority relating to the Assumed Plan.  With respect to each Plan other than each Assumed Plan, the Company has provided Buyer a summary of the material terms of such Plan.

(c)                                  Each Assumed Plan, or as would reasonably be expected to result in Liability to the Company, each Plan (i) is in compliance in all material respects with all applicable Laws, including the Code and ERISA, and (ii) has been operated in compliance in all materials respects with its terms.

(d)                                 No Employees currently participate or ever have participated in any Multiemployer Plan, nor has the Company incurred any withdrawal liability with respect to any Multiemployer Plan or any Liability in connection with the termination or reorganization of any Multiemployer Plan.

(e)                                  Except as set forth in Section 4.17(e), no Plan provides for medical, life, or other welfare benefits to any Employees or any spouse or dependent of any such person, beyond retirement or other termination of employment (other than as required under Section 4980B of the Code, or similar state Law).  No Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).  The Company has no liability (including contingent liability) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar Law, including on account of any ERISA Affiliate.

(f)                                   Each Plan intended to qualify under Section 401(a) of the Code is and at all times since the Applicable Date has been so qualified, and has received a favorable determination letter and/or opinion or advisory letter from the Internal Revenue Service as to its qualification, and to the Knowledge of Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(g)                                  Except as would not be reasonably expected to result in Liability for Buyer or the Company, all contributions required to be made with respect to any Plan by applicable Laws or any Plan or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices.

(h)                                 Except as set forth on Section 4.17(h) of the Disclosure Schedule or as otherwise did not result in Liability to the Company, with respect to any Plan, (i) none of the Seller nor the Company has, at any time within the past six (6) years (or, solely with respect to the SD Retirement Plan, at any time since the Applicable Date), incurred any Liability to the PBGC (other than for non-delinquent premiums); (ii) no notice of intent to terminate any Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any Plan has been adopted; (iii) no proceedings to terminate any Plan instituted by the PBGC are pending or, to the Knowledge of Seller, are threatened, and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (iv) no Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years (or, solely with respect to the SD Retirement Plan, at any time since the Applicable Date); (vi) no lien has arisen or would reasonably be expected to arise under ERISA or the Code on the assets of the Constituent Companies or their ERISA Affiliates in connection with any Plan; (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six (6) years (or, solely with respect to the SD Retirement Plan, at any time since the Applicable Date); and (viii) no Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.  Seller has provided to Buyer with the latest actuarial report setting forth (a) the fair market value of the assets held in trust of any Plan subject to Title IV of ERISA, and (b) the aggregate projected benefit obligations of any such Plan (determined using the actuarial assumptions that would be utilized upon termination of such Plan) in each case as determined as of December 31, 2016.

(i)                                     Except as set forth in Section 4.17(i) of the Disclosure Schedule, no “Prohibited Transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Assumed Plan which could result in material Liability to the Company, either directly or by way of any contractual undertaking to indemnify any third party with respect to such a Liability.

(j)                                    Neither the execution nor delivery of this Agreement or any of the Ancillary Documents, nor the consummation of the Contemplated Transactions, will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any Business Employee, (ii) increase any benefits under any Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Plan.

(k)                                 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time), as of the Closing, constitute an event under any Plan that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code.  There is no contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(l)                                     Except as would not be reasonably expected to result in Liability for Buyer or the Company, there are no pending or, to the Knowledge of Seller, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits).  There are no pending or, to the Knowledge of Seller, threatened claims, actions, proceedings or litigation by any Employees under any Assumed Plan.   Except as set forth in Section 4.17(l) of the Disclosure Schedule, no Assumed Plan is under audit or investigation by any Governmental Authority or, to the Knowledge of Seller, no such audit or investigation is threatened.

(m)                             Each Assumed Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

4.18.                     Tax Matters.

(a)                                 For U.S. federal (and applicable state and local) income tax purposes, (i) each of the Newspaper Subs (other than Newco) is, and for all times within the last five years has been, an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-2(c)(2)(i), and (ii) Newco is, and since its formation has been, an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-2(c)(2)(i).

(b)                                 All Tax Returns required to be filed by any Newspaper Sub or with respect to the Business or any Transferred Asset have been timely filed, and all such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with all applicable Laws.  All Taxes required to be paid by any Newspaper Sub or with respect to the Business or any Transferred Asset have been timely paid (whether or not shown as due on any Tax Return).

(c)                                  Each of Seller and its Affiliates (to the extent relating to the Business and the Transferred Assets) and the Newspaper Subs has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and related Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, withheld or collected and paid over to the proper Taxing Authority all amounts required to have been so withheld or collected and paid.

(d)                                 None of the Newspaper Subs is a party to any Tax Sharing Agreement.

(e)                                  There are no Liens on any of the Transferred Assets with respect to Taxes, other than Permitted Liens.

(f)                                   No Tax Contest is pending, proposed, in progress or threatened with respect to Taxes or any Tax Returns of any Newspaper Sub or with respect to the Business or any Transferred Asset.  No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by any Newspaper Sub or with respect to the Business or any Transferred Asset, which waiver or extension remains in effect.  All Tax deficiencies which have been proposed, asserted or assessed against any Newspaper Sub or with respect to the Business or any Transferred Asset have been fully paid or finally settled.  In the last three (3) years, the Company has not received a notice of a claim by any Taxing Authority in any jurisdiction where Tax Returns are not filed by any Newspaper Sub or with respect to the Business or any Transferred Asset that such Person, the Business or such Transferred Asset, respectively, is or may be subject to taxation by, or that Tax Returns are required to be filed with respect thereto with, that jurisdiction.

(g)                                  Except for Taxes relating to a taxable period ending on or before December 31, 2012, none of the Newspaper Subs is liable for the Taxes of any other Person as a transferee or successor or by assumption or operation of Law.

4.19.                     Insurance.  All current policies or binders of general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance maintained by Seller or any of its Subsidiaries and relating to the Company, the Business or the Transferred Assets (including the Employees, officers and directors of the Company) (each an “Insurance Policy” and, collectively, the “Insurance Policies”), whether or not such Insurance Policy is a Transferred Asset, are in full force and effect and have been maintained without any lapse in coverage during the past three (3) years.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting business of similar size in the same industry as the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is (or following the Reorganization will be) a party or by which it is (or following the Reorganization will be), or any of the Transferred Assets or Business is (or following the Reorganization will be), bound.  Neither the Seller nor any of its Subsidiaries is in default under, or out of compliance with, in any material respect, any provision contained in any of the Insurance Policies.  Neither Seller nor any of its Subsidiaries has received any written notice of increase in premiums with respect to, alteration of coverage under, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates in the ordinary course of business.  All premiums due on the Insurance Policies have been paid in full in accordance with the terms of the applicable Insurance Policy. Since the Applicable Date, neither Seller nor any of its Subsidiaries has made any claim against any Insurance Policy as to which the insurer is denying (or has denied) coverage or defending (or has defended) the claim under a reservation of rights.

4.20.                     No Brokers.  Neither the Company, nor any of its directors, officers, employees or agents has incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the consummation of the Contemplated Transactions, in each case for which NewCo or any of its Subsidiaries will be liable.

4.21.                     No Other Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NONE OF THE SELLER, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, MAKE AND HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WHETHER MADE BY THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES, AS TO THE CONDITION, VALUE, PROBABLE SUCCESS, PROFITABILITY OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND, EXCEPT AS SET FORTH IN ARTICLE III AND ARTICLE IV, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR

REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Seller as follows:

5.1.                            Organization and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

5.2.                            Authorization.  Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents, and the performance by Buyer of the transactions contemplated hereby and thereby that are required to be performed by Buyer have been duly authorized by all necessary action in accordance with applicable Law and Buyer’s Organizational Documents, and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the Contemplated Transactions that are required to be performed by Buyer.

5.3.                            Enforceability.  This Agreement and each of the Ancillary Documents executed and delivered by Buyer at the Closing, will constitute valid and legally binding agreements of Buyer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

5.4.                            No Violation.  The execution, delivery and performance of this Agreement and the Ancillary Documents executed and delivered by Buyer at the Closing, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer, or (b) conflict with or result in a violation or breach of Law or Order applicable to Buyer.

5.5.                            Governmental Authorizations and Consents.  No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act.

5.6.                            Financing; Solvency.

(a)                                 Buyer has delivered to Seller: a true, accurate and complete copy of an executed commitment letter (the “Commitment Letter”), under which Sponsor has committed to provide, upon the terms and subject to the conditions set forth therein, to Buyer the amount set forth therein (the “Financing”).  As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect and no such amendment or modification is contemplated.  The Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto.  The Commitment Letter expressly provides, and shall continue to expressly provide, that the Seller is an intended third-party beneficiary thereof.  There are no other agreements, side letters or arrangements relating to the Commitment Letter that could affect the availability or conditionality of the Financing.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto under any term or condition of the Commitment Letter or a failure of any condition to the Financing or otherwise result in any portion of the Financing being unavailable on the Closing Date.

(b)                                 Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, immediately after giving effect to the Contemplated Transactions, neither Buyer nor the Company shall (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

5.7.                            Investment Intent.  Buyer is acquiring the NewCo Securities for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof except in compliance with applicable federal and state securities Laws.

5.8.                            No Brokers.  Neither Buyer, nor any of its directors, officers, employees or agents has incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the consummation of the Contemplated Transactions, in each case for which Seller or any of its Subsidiaries will be liable.

5.9.                            No Other Representations; No Reliance.  Except for the representations and warranties expressly set forth in Article III and Article IV (as modified by the Disclosure Schedules), Buyer hereby acknowledges that neither Seller nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or the Business or any of its assets or Liabilities (and Buyer has not relied on any such representation or warranty) or (b) will have or be subject to any liability or indemnification obligation to Buyer resulting from the delivery, dissemination or other distribution of information to Buyer or any of its representatives.  Buyer hereby acknowledges (each for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own investigation of the business, operations, assets and financial condition of the Business and, in making its determination to proceed with the Contemplated Transactions, each of Buyer and its Affiliates and representatives have relied solely on the representations and warranties in Article III and Article IV (as modified by the Disclosure Schedules).

ARTICLE VI
Covenants

6.1.                            Conduct of the Business Prior to Closing.  Except (a) as required by applicable Law, (b) as expressly contemplated in this Agreement, (c) as set forth on Section 6.1 of the Disclosure Schedule or (d) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, Seller shall, and shall cause its Subsidiaries to, operate the Company, the Business and the Transferred Assets in the ordinary course of business (subject to, and except as modified by, compliance with the following negative and affirmative covenants):

(a)                                 Negative Covenants.  Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, neither Seller nor any of its Subsidiaries shall, with respect to the Company:

(i)                                                 amend, materially modify or terminate (except by reason of a contractually specified termination date or due to a default of the other party thereunder, or the termination of a consulting, freelance, employment or management Contract for good cause) any Material Contract, or enter into any Contract that would constitute a Material Contract or waive, release, assign or otherwise forego any material right or claim of Seller or any of its Subsidiaries under any Material Contract;

(ii)                                              commence, waive, release, settle or agree to the entry of any Order in respect of, any claim that is a Transferred Asset or Transferred Liability;

(iii)                                           sell, pledge, dispose of, grant, transfer, lease, exclusively license, guarantee, encumber, abandon, allow to lapse or authorize or otherwise agree to the sale, pledge, disposition, grant, transfer, lease, guarantee, abandonment, allowance to lapse or encumbrance of (each a “Transfer”) any Transferred Assets, except for such assets consumed or disposed of in the ordinary course of business;

(iv)                                          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or enter into a letter of intent or agreement in principle with respect thereto (other than in connection with the Reorganization);

(v)                                             permit the Company to, split, combine, reclassify, subdivide or take similar actions with respect to any of the Equity Interests of the Company (other than in connection with the Reorganization);

(vi)                                          incur any Indebtedness or Transferred Liability, other than Transferred Liabilities incurred in the ordinary course of business;

(vii)                                       create, assume or permit to exist any Lien upon any Equity Interest of the Company or any Transferred Asset, other than Permitted Liens;

(viii)                        make, change or revoke any Tax election of any Newspaper Sub or relating to the Business or any Transferred Asset (other than making an election consistent with past practice and procedures); file any amended Tax Return or claim for refund of any Newspaper Sub or relating to the Business or any Transferred Asset; settle or compromise any Tax Contest involving any Newspaper Sub, the Business or any Transferred Asset; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of any Newspaper Sub or relating to the Business or any Transferred Asset; prepare any Tax Return of any Newspaper Sub or relating to the Business or any Transferred Asset in a manner that is inconsistent with past practice, in each case, other than with respect to a Tax that is a Seller Tax and that could not result in (or increase the amount of) a Tax for a taxable period (or portion thereof) beginning after the Closing Date;

(ix)                              cause any of the Newspaper Subs to be treated for U.S. federal income tax purposes as anything other than an entity disregarded as separate from its owner;

(x)                                 change material financial accounting policies or procedures or any of its methods of reporting revenue, expenses or other material items for financial accounting purposes with respect to the Company, the Business or the Transferred Assets, except as required by GAAP, SEC rule or policy or applicable Law;

(xi)                                          except as required by applicable Law or by the terms of any Plan (w) grant or announce any increase in the salaries, bonus or incentive opportunities, severance, retention, termination, change in control pay, transaction bonuses or any other compensation or benefits payable, or to become payable, or accelerate the vesting or payment of any such arrangements, to any of Business Employee, (x) enter into or adopt any collective bargaining agreement, employee benefit plan or employment, severance, retention, change in control, transaction bonus agreement or arrangement (except at-will employment agreements for new hires that do not provide for severance or guaranteed payment and do not deviate in any material respect from the standard form of employment agreement) or any similar agreement or arrangement, or amend any collective bargaining agreement or Plan, including any Assumed Plan, in each case, with respect to any Business Employee, other than changes in welfare benefits in the ordinary course of business that does not materially increase the cost to the Company or Buyer or amendments to Plans that similarly apply to Seller’s and its Affiliates’ (other than the Company) employees, (y) terminate (other than for cause) any Business Employee who is a director, officer, or whose annual base salary in excess of $150,000, or hire or engage any individual who will be a Business Employee with an annual base salary in excess of $150,000 or (z) transfer the employment of any Business Employee from the Company to any other entity;

(xii)                                       effect or permit a plant closing, mass layoff or similar event as defined under the Worker Adjustment and Retraining Notification Act or any corresponding state or local Laws (collectively, the “WARN Act”); or

(xiii)                                    amend the Organizational Documents of the Company (other than in connection with the Reorganization).

(b)                                 Affirmative Covenants.  Following the date of this Agreement and prior to the earlier of the Closing and the Termination Date, Seller shall, and shall cause its Subsidiaries to:

(i)                                     use reasonable best efforts to preserve and maintain in all material respects the goodwill of the Business;

(ii)                                  maintain in effect all existing Permits;

(iii)                               maintain positive relationships with Governmental Authorities, customers and suppliers and significant business relationships;

(iv)                              timely file all Tax Returns required to be filed by any Newspaper Sub or with respect to the Business or any Transferred Asset in a manner consistent with past practice and applicable Law, and timely pay all Taxes required to be paid by any Newspaper Sub or with respect to the Business or any Transferred Asset in a manner consistent with past practice and applicable Law; and

(v)                                 comply in all material respects with all applicable Laws, Permits, Governmental Authorities, and contractual requirements applicable to the ownership, conduct and operation, as applicable, of the Business, the Company and the Transferred Assets.

6.2.                            HSR Act Filing.

(a)                                 Within ten (10) Business Days following the date hereof and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, the parties shall cause to be filed with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions (and to request early termination of the waiting period under the HSR Act).  Buyer and Seller each shall (a) promptly supply the other party with any information which may be required in order to effectuate such filings and (b) respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation.  Each of Buyer and Seller shall (i) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; and (ii) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them and their Affiliates and their respective Representatives on the one hand, and any government authority or members of their respective staffs on the other hand, with respect to the Contemplated Transactions. Subject to Section 6.2(b) and upon the terms and conditions set forth herein, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining HSR clearance and approvals; provided that in no event shall Seller or its Affiliates (other than the Company) be required to propose, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Seller and such Affiliates other than the Business or otherwise take or commit to take actions that after the Closing would limit Seller’s and/or its Affiliates’ (other than the Company) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of such businesses, product lines or assets.

6.3.                            Covenants Regarding Employee Matters.

(a)                                 Prior to the Closing Date, Seller shall transfer the employment of each Business Employee to a Newspaper Sub or its Subsidiaries (to the extent such Business Employees are not currently employed by a Newspaper Sub or its Subsidiaries) and shall transfer the employment of each Excluded Employee to Seller or its Affiliates other than a Newspaper Sub and its Subsidiaries provided that as Seller deems necessary and consistent with this Agreement, Buyer and Seller shall confer in good faith and mutually agree to such transfers. To the extent mutually agreed by Buyer and Seller, on or prior to the Closing Date, effective as of the Closing Date, Buyer shall have the right, but not the obligation to, or cause one of its Affiliates (including the Company) to, offer employment in connection with the Business to employees of Seller or one of its Affiliates or Subsidiaries (other than employees of the Company) who are based in California or Washington D.C. and primarily perform services for the Business (the “Offered Employees”) and Seller shall cooperate with Buyer in making this offer of employment and shall use its reasonable best efforts to facilitate the Offered Employees accepting such offer of post-Closing employment with Buyer or one of its Affiliates or Subsidiaries.  The Offered Employees who accept Buyer’s offer of employment and commence employment, together with each of the Business Employees of the Company as of the Closing Date, shall be considered “Transferred Employees” as of the Closing Date.  For a period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), each Transferred Employee shall, while employed by Buyer or one of its Subsidiaries (including the Company), be entitled to receive (A) at least the same base salary, wages and bonus opportunities in the aggregate as the base salary, wages and bonus opportunities in the aggregate that were provided to such Transferred Employee immediately prior to the Closing and (B) other employee benefits (excluding equity-based compensation, retiree medical and other retiree welfare benefits and defined benefits) that are substantially comparable in the aggregate to those employee benefits (excluding equity-based compensation, retiree medical and other retiree welfare benefits and defined benefits) provided to such Transferred Employee by the Company immediately prior to the Closing. To the extent any Transferred Employee is terminated in a severance qualifying termination during the Continuation Period, Buyer or the Company shall provide each such Transferred Employee with severance pay pursuant to the applicable severance plan or policy that is set forth on Section 4.17(a) of the Disclosure Schedule (the “Severance Plan”) that is no less than the severance pay that would have been payable under the applicable Severance Plan in effect for such Business Employee immediately prior to the Closing Date. During the Continuation Period, Buyer shall take such actions as are necessary to provide to each Business Employee represented by a labor union with compensation and benefits and other terms and conditions of employment that are required to comply with the terms of all applicable labor contracts and applicable Law. Notwithstanding anything to the contrary in this Section 6.3, Buyer shall not be obligated to continue to employ any Transferred Employee for any specified period of time following the Closing Date (except as required by applicable Law or collective bargaining agreement).

(b)                                 On and after the Closing Date, Seller shall assume or retain, as applicable, full responsibility and liability for offering and providing “continuation coverage” to all “covered employees” other than Transferred Employees or former Employees who primarily performed services for the Business and any “qualified beneficiary” related to such employee, who is covered by a “group health plan,” and who experiences a “qualifying event” on or prior to the Closing.  “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. On and after the Closing Date, Buyer shall assume full responsibility and liability for offering and providing “continuation coverage” to all “covered employees” who are Transferred Employees or former Employees who primarily performed services for the Business, and any “qualified beneficiary” related to such employee, who is covered by a “group health plan,” and who experiences a “qualifying event” on or prior to the Closing.  “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

(c)                                  Except as provided otherwise under Section 6.3, Seller shall retain all Liability with respect to (i) each Seller Plan and (ii) any current Employee who does not become a Transferred Employee.

(d)                                 Buyer shall be responsible for providing short-term disability benefits to any Transferred Employees who are disabled as of the Closing, where such individual would otherwise be eligible for such short-term disability benefits under the Plans in effect immediately prior to the Closing.

(e)                                  All workers’ compensation Liabilities relating to, arising out of or resulting from any claim by a Transferred Employee or a former Employee who primarily performed services for the Business that relates to a period prior to the Closing shall be assumed by Buyer.  Buyer shall also assume and be solely responsible for workers’ compensation liabilities owed to Transferred Employees to the extent relating to, arising out of or resulting from a compensable injury that occurs after the Closing.  For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of an event or onset of an occupational disease giving rise to eligibility for workers’ compensation benefits.  Buyer and Seller shall cooperate with respect to any notification to appropriate Governmental Authorities of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(f)                                   Seller shall be responsible for providing or causing to be provided long-term disability benefits to each Transferred Employee who is receiving such benefits under a Plan that is not an Assumed Plan as of the Closing Date or has sustained an injury or illness on or prior to the Closing which will qualify such Transferred Employee for long-term disability benefits at the end of the applicable six-month exclusion period under a Plan that is not an Assumed Plan.  Buyer shall be responsible for providing or causing to be provided long-term disability benefits under the terms of Buyer’s long term disability program to each Transferred Employee who sustains an injury or illness after Closing which will qualify such Business Employee for long-term disability benefits under the applicable Buyer’s program.

(g)                                  Seller shall be solely responsible for any and all Liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the Worker Adjustment and Retraining and Notification Act and similar laws and regulations arising out of the transactions contemplated by this Agreement relating to employees or former employees of Seller, the Company and/or the Transferred Employees, which Liabilities shall be “Excluded Liabilities.”  Buyer shall not take any actions during the ninety (90) day period following the Closing Date which would cause any Liabilities, penalties, fines or other sanctions to be assessed or otherwise due under the Worker Adjustment and Retraining and Notification Act and similar laws and regulations for which Seller may be responsible.

(h)                                 This Section 6.3 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of Seller or Buyer or spouse or dependents of such Persons.  Nothing in this Section 6.3 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan (including any Plan) or (ii) prohibit Buyer or any of its Affiliates from amending or terminating any employee benefit plan (including any Plan) following the Closing Date.

6.4.                            Certain Tax Matters.

(a)                                 Tax Returns.

(i)                                                 Seller, at its sole cost and expense, shall prepare and timely file (or caused to be prepared and timely filed) all Tax Returns of the Newspaper Subs due (after taking into account valid extensions) prior to the Closing Date in a manner consistent with past practice and applicable Law, and shall timely pay (or cause to be timely paid) all Seller Taxes due and owing in connection therewith.

(ii)                                              Buyer shall prepare and timely file (or cause to be prepared and timely filed), in a manner consistent with past practice and applicable Law, all Tax Returns of the Newspaper Subs for Straddle Periods or taxable periods ending on or prior to the Closing Date that are due after the Closing Date (after taking into account valid extensions). Buyer shall use commercially reasonable efforts to provide Seller with copies of each such Tax Return at least ten (10) Business Days prior to the date for filing thereof for Seller’s review and comment.  Buyer shall consider in good faith any reasonable comments timely provided by Seller regarding any such Tax Return.  Seller shall pay to the Person required to file such Tax Return all Seller Taxes that are due and owing in connection with such Tax Return, along with any reasonable out-of-pocket costs incurred in connection with the preparation and filing of such Tax Return that are attributable to Seller Taxes, at least two (2) Business Days before the filing date for such Tax Return, and such Person shall timely file (or cause to be filed) such Tax Return and timely pay (or cause to be paid) such Taxes.  Notwithstanding the foregoing, if the Newspaper Subs do not employ after Closing personnel familiar with the preparation and filing of any such Tax Returns (or as agreed to by the parties after the Closing), then Seller shall prepare any such Tax Return in a manner consistent with past practice and applicable Law.

(iii)                                           Except to the extent required by Law, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not allow any Newspaper Sub to:

(A)                               amend any Tax Return of any Newspaper Sub for a Pre-Closing Tax Period;

(B)                               make any election with respect to the Newspaper Sub that could affect any Seller Tax (other than any such election that is consistent with past practice of the Newspaper Sub prior to the Closing Date);

(C)                               allow any Newspaper Sub to pursue a voluntary disclosure agreement or engage in a similar process with respect to any Tax for a Pre-Closing Tax Period;

(D)                               agree to extend the applicable statute of limitations for any Tax that could be a Seller Tax; or

(E)                                file a letter ruling or advance determination with respect to a Seller Tax.

(iv)                                          Buyer shall not engage, or allow any Newspaper Sub to engage in any transaction on the Closing Date, but after the Closing, that is outside of the ordinary course of business and could result in a Seller Tax.

(b)                                 Straddle Period Allocations.  For purposes of this Agreement, any Taxes for any Straddle Period of any Newspaper Sub or with respect to the Business or any Transferred Asset shall be apportioned between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of the Straddle Period beginning as of the day after the Closing Date as follows: (i) any such property, ad valorem and similar Taxes shall be apportioned based on the relative number of days in each such portion of such Straddle Period, and (ii) any such Taxes not described in clause (i) above shall be apportioned by means of an interim closing of the books as of the end of the Closing Date.

(c)                                  Cooperation on Tax Matters.  Subject to Section 6.4(a), Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with (i) the filing of Tax Returns pursuant to this Section 6.4, (ii) any other Tax Returns required to be filed in connection with the Contemplated Transactions, and (iii) any Tax Contests.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to any Newspaper Sub, any Transferred Asset or the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(d)                                 Transfer Taxes.  Seller and Buyer shall each be responsible for and pay 50% of all Transfer Taxes.  Seller shall timely prepare, at its own expense, all Tax Returns and other documentation required to be filed with respect to all such Transfer Taxes and shall promptly provide a draft copy of such Tax Returns and other documentation to Buyer prior to the due date for such Tax Returns for Buyer’s review and comment.  Seller shall timely file, at its own expense, or cause to be filed, all such Tax Returns and other documentation, and Buyer shall reasonably cooperate with Seller as may be necessary to effectuate such filings.

(e)                                  Tax Refunds.   To the extent that Buyer or any of its Affiliates (including any Newspaper Sub) receives a refund of Seller Taxes after Closing (whether as a cash payment or a dollar-for-dollar credit against Taxes due and owing for a taxable period (or portion thereof) beginning after the Closing Date), Buyer shall pay to Seller the amount of such refund, less any out-of-pocket costs, expenses and Taxes incurred in connection with the receipt thereof, within ten (10) days of receipt (or, if in the form of a credit, within ten (10) days of using the credit); provided, however, that Buyer shall not be obligated to make any such payment to the extent such refund or credit (i) arises out of a carryback of an item from a taxable period (or portion thereof) beginning after the Closing Date or (ii) is specifically included in the determination of the Closing Net Working Capital.  Buyer shall use commercially reasonable efforts to cooperate (and cause its Affiliates (including the Newspaper Subs)) to pursue a refund of Seller Taxes, to the extent requested by Seller and at the cost and expense of Seller, that will give rise to a payment to Seller under this Section 6.4(e).

(f)                                   Deferred Revenue.   Buyer and Seller hereby acknowledge and agree that Seller is not making any actual or deemed payment to Buyer in respect of any deferred revenue or prepaid income in connection with the Contemplated Transactions, and as a result Buyer shall not be treated as recognizing any income with respect to any amount of deferred revenue or prepaid income received or accrued by Seller or any of its Affiliates (including for this purpose the Newspaper Subs) prior to the Closing.  Buyer and Seller shall and shall cause their Affiliates to report the Contemplated Transactions for U.S. federal (and applicable state and local) income tax purposes in a manner consistent with this Section 6.4(f).

6.5.                            Restrictive Covenants.

(a)                                 Seller Confidentiality.  Following the Closing, the Seller shall, and shall cause its Affiliates, agents and representatives other than the Company (each of the foregoing, collectively, “Seller Related Parties”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any Confidential Information, except with the prior written consent of Buyer, or as may be required by applicable Law; provided, that the Seller and each Seller Related Party shall not be subject to such obligation of confidentiality for information that (A) otherwise becomes lawfully available to the Seller or Seller Related Party after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to Buyer or the Company, or (B) is or becomes generally available to the public without breach of this Agreement by the Seller or Seller Related Party.  If Seller or any Seller Related Party shall be required by applicable Law or similar legal process or requested by any Governmental

Authority to divulge any such Confidential Information, Seller or such Seller Related Party shall provide Buyer with prompt written notice of each such request (to the extent legally permissible) so that the Buyer may seek an appropriate protective order or other appropriate remedy, and Seller or such Seller Related Party shall cooperate with Buyer to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Seller or such Seller Related Party shall furnish only that portion of such information which, in the opinion of its counsel, Seller or such Seller Related Party is legally compelled to disclose and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

(b)                                 Buyer Confidentiality.  Buyer acknowledges that the information provided to it in connection with this Agreement and the Contemplated Transactions is subject to the terms of the confidentiality agreement between Buyer and Seller dated February 1, 2018 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(c)                                  Seller acknowledges and agrees that the covenants and agreements set forth in this Section 6.5 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 6.5.  Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the NewCo Securities and the goodwill of the Business sold by Seller, during the period beginning on the Closing Date and ending on the three (3) year anniversary following the Closing Date (the “Restricted Period”) Seller shall not, and shall cause each of its Affiliates not to, directly, or indirectly (i) induce or attempt to induce any Employee to leave the employ of the Company, or in any way interfere with the relationship between the Company and any Employee thereof or (ii) hire any person who was an Employee of the Company at any time during the one (1) year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.5(c) that any such hiring within such one (1) year period is in violation of clause (A) above.

(d)                                 If, at the time of enforcement of the covenants contained in Section 6.5(a) or Section 6.5(c) (the “Restrictive Covenants”), a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.  Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment made by Buyer hereunder.

(e)                                  In the event of any breach or violation by Seller or its Affiliates of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

6.6.                            Access to Properties, Books and Records.

(a)                                 Subject to the Confidentiality Agreement, during the period from the date hereof through the Closing Date, Seller shall, and Seller shall cause its Subsidiaries to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, Facilities, books and records of the Company, the Business and the Transferred Assets as Buyer may reasonably request, provided that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through a designated officer of Seller and in such a way as to avoid disrupting in any material respect the normal operation of the Business,  (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) Seller need not supply Buyer with any information which, in the reasonable judgment of Seller after consulting with outside counsel, the Company is under a contractual or legal obligation not to supply, provided that Seller will use its reasonable best efforts to enable Buyer to have access to such information.

(b)                                 After the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all material books, records and other documents pertaining to the Business in existence on the Closing Date and to make the same available for inspection and copying by Seller (at Seller’s expense) solely for bona fide reporting and compliance purposes during normal business hours of the Company, upon reasonable request and upon reasonable notice; provided that the foregoing right of inspection and copying shall not apply in connection with a Proceeding in which Buyer and Seller are adverse to one another. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer or the Company without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

6.7.                            Public Announcements.  The initial and any subsequent press release or other public announcement, if any, regarding this Agreement shall be made at such time and in such form as Buyer and the Seller may agree.  If the parties cannot agree, each of Buyer, on the one hand, and the Seller, on the other hand, shall be permitted to make any disclosure required by applicable Law or securities exchange, so long as it is consistent with prior public disclosures regarding this Agreement (assuming an initial press release has been jointly agreed); provided, that any party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use reasonable best efforts to consult in good faith with the other parties hereto before doing so; provided further that nothing in this Section 6.7 shall be read to prohibit Seller or its board of directors or any committee thereof from making any disclosure in the ordinary course of business that does not relate to this Agreement or the Contemplated Transactions (including with respect to a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act of 1934, as amended).

6.8.                            Release of Claims.

(a)                                 Effective as of the Closing, Seller, for and on behalf of itself and the Seller and any and all of its successors and assigns, together with all present and former directors and officers and Affiliates, and each of their successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits and forever discharges the Company and any and all of its respective successors and assigns, together with all present and former directors and officers and Affiliates (the “Company Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between the Seller Releasing Parties and the Company Released Parties (except to the extent any such Contracts remain in place following the Closing), which the Seller Releasing Party ever had, has or may have against any of the Company Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Company Released Parties, from the beginning of time to and including the Closing Date (the foregoing, collectively, the “Released Claims”).  Notwithstanding anything herein to the contrary, nothing contained in this Section 6.8 shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under (i) this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, or (ii) the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company as in effect prior to the date hereof.  In furtherance of the foregoing, Seller shall not be entitled to contribution from, subrogation to or recovery against any Company Released Party with respect to any Losses imposed on or incurred by any of them in connection with this Agreement, any Ancillary Document or any other or any document furnished pursuant hereto, whether by reason of the fact that Seller is or was a stockholder employee, officer, director, representative or agent of the Company or otherwise.

(b)                                 Each of the Seller Releasing Parties acknowledges and agrees that the Released Claims are general releases, and further expressly waives and assumes the risk of any and all Released Claims that exist as of the date hereof but that such Seller Releasing Party does not know or suspect to exist, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect such Seller Releasing Party’s decision to enter into this Agreement.  Each of the Seller Releasing Parties hereby expressly acknowledges that such Seller Releasing Party is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

To the extent that the provisions of California Civil Code Section 1542, as well as the provisions of any and all comparable or similar statutes or principles of Law of California or any other state or federal jurisdiction might be deemed applicable, they are hereby expressly waived by each Seller Releasing Party with the full knowledge and understanding of the consequences and effect of such waiver.

(c)                                  This Section 6.8 is intended for the benefit of and may be enforced directly by each of the Company Released Parties, and shall be binding on all successors and assigns of the Company and each Seller Releasing Party.

6.9.                            Further Actions; Cooperation.  Subject to the other provisions of this Agreement, which may impose additional or different obligations, Seller and Buyer shall each use reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to satisfy as soon as practicable all of the conditions required to be satisfied by it hereunder and to consummate the transactions contemplated hereby as expeditiously as possible.  Subject to the other provisions of this Agreement, Seller and Buyer further understand and agree that they shall not take, or cause or permit to be taken, any action that is materially inconsistent with the terms of this Agreement, nor shall a party take, or cause or permit to be taken any action that might materially delay or hinder the timely consummation of the transactions contemplated hereby.

6.10.                     Notice of Developments; Investigation.   Prior to the Closing, Seller shall promptly notify Buyer in writing of all Events arising subsequent to the date hereof which could result in a breach of any of the representations, warranties, covenants or agreements of Seller contained herein such that any of the conditions contained in Article VII would not be satisfied.  No disclosure by Seller pursuant to this Section 6.10 shall be deemed (a) to amend or supplement the schedules or exhibits attached hereto or the representations and warranties contained in Article III or Article IV, (b) to prevent or cure any misrepresentation or breach of warranty, (c) to affect in any way the indemnification provided hereunder, or (d) to otherwise prejudice any right or remedies of Buyer or the Buyer Indemnitees (any such effects, the “Remedial Effects”).  Notwithstanding anything in this Agreement, no investigation of the Company and its Subsidiaries by Buyer or its Representatives (or any knowledge of Buyer or its Representatives) prior to or after the Closing Date shall have or be deemed to have any Remedial Effects.

6.11.                     No-Shop.  Between the date hereof and the Closing Date, none Seller or its Subsidiaries shall directly or indirectly (including by way of providing information regarding the Company, the Business or the Transferred Assets to any Person or providing access to any Person), (a) solicit any offer or inquiry, or encourage or facilitate the solicitation of any offer or inquiry relating to any potential Competing Transaction, (b) continue or engage in any discussions or negotiations relating to any potential Competing Transaction, or (c) enter into any agreement, arrangement or understanding relating to any potential Competing Transaction.  Seller shall promptly notify Buyer if any such offers or inquiries or are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller or any of its Subsidiaries or any of their respective representatives, including the nature and terms of any of the foregoing and the identity of the parties involved.

6.12.                     Mutual Release.

(a)                                 Effective as of the Closing, the Seller Releasing Parties hereby release, acquits and forever discharge Buyer and any and all of its successors and assigns, together with all present and former directors and officers and Affiliates (the “Buyer Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between the Seller Releasing Parties and the Buyer Released Parties (except to the extent any such Contracts remain in place following the Closing), which the Seller Releasing Party ever had, has or may have against any of the Buyer Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Buyer Released Parties, from the beginning of time to and including the Closing Date (the foregoing, collectively, the “Seller Released Claims”).  Notwithstanding anything herein to the contrary, nothing contained in this Section 6.12 shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under (i) this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby or (ii) the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company as in effect prior to the date hereof or in accordance with Section 6.13.  In furtherance of the foregoing, Seller shall not be entitled to contribution from, subrogation to or recovery against any Seller Released Party with respect to any Losses imposed on or incurred by any of them in connection with this Agreement, any Ancillary Document or any other or any document furnished pursuant hereto, whether by reason of the fact that Seller is or was an equityholder, employee, officer, director, representative or agent of the Company or otherwise.

(b)                                 Effective as of the Closing, Buyer and its Affiliates hereby release, acquit and forever discharges Seller and any and all of its successors and assigns, together with all present and former directors and officers and Affiliates (the “Seller Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between Buyer and any Seller Released Parties (except to the extent any such Contracts remain in place following the Closing), which the Buyer ever had, has or may have against any of the Seller Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever known to Buyer as of the date hereof arising under or in connection with any of the Seller Released Parties, from the beginning of time to and including the Closing Date (the foregoing, collectively, the “Buyer Released Claims”).  Notwithstanding anything herein to the contrary, nothing contained in this Section 6.12 shall operate to release, acquit or discharge any of the obligations, covenants and agreements arising under (i) this Agreement, the Ancillary Documents, the Registration Rights Agreement and the transactions contemplated hereby and thereby, (ii) the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Seller as in effect prior to the date hereof (iii) any rights as a stockholder of the Seller, other than rights to bring claims for events that occurred prior to the date hereof or (iv) any matter, transaction, act, omission or thing which is unknown to and which could not have reasonably been known by Buyer as of the date of this Agreement.  In furtherance of the foregoing, Buyer agrees to, and to cause its Affiliates to, effective as of the Closing, (a) dismiss, with prejudice, its and its Affiliates’ currently pending claims (i) for the issuance of 333,000 shares of Seller common stock pursuant to Nant Term Sheet and (ii) under Section 220 of the Delaware General Corporation Law with respect to Seller and (b) terminate without liability to any party thereto the Nant Term Sheet (and Seller hereby agrees to do the same, thereby terminating the Nant Term Sheet by mutual agreement of the parties thereto).  Buyer hereby represents and warrants that except with respect to the claims set forth in the preceding sentence, it is not aware of any claim, action, suit, damage, demand, Loss or Liability for which any Seller Released Party or Seller Releasing Party may be liable to any Buyer Released Party.   In furtherance of the foregoing, Buyer shall not be entitled to contribution from, subrogation to or recovery against any Buyer Released Party with respect to any Losses imposed on or incurred by any of them in connection with this Agreement, any Ancillary Document or any other or any document furnished pursuant hereto, whether by reason of the fact that Buyer is or was a stockholder of Seller or otherwise.

(c)                                  Each of the Seller Releasing Parties and Buyer and its Affiliates acknowledges and agrees that the Seller Released Claims and the Buyer Released Claims, as applicable, are general releases, and further expressly waives and assumes the risk of any and all Seller Released Claims and Buyer Released Claims, as applicable, that exist as of the date hereof but that such Seller Releasing Party or Buyer or its Affiliate does not know or suspect to exist, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect such Seller Releasing Party’s or Buyer’s or its Affiliate’s decision to enter into this Agreement.  Each of the Seller Releasing Parties and Buyer and its Affiliates hereby expressly acknowledges that such Person is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

To the extent that the provisions of California Civil Code Section 1542, as well as the provisions of any and all comparable or similar statutes or principles of Law of California or any other state or federal jurisdiction might be deemed applicable, they are hereby expressly waived by each Seller Releasing Party and Buyer and its Affiliates, as applicable, with the full knowledge and understanding of the consequences and effect of such waiver.

(d)                                 This Section 6.12 is intended for the benefit of and may be enforced directly by each of the Buyer Released Parties and Seller Released Parties, and shall be binding on all successors and assigns of Buyer, its Affiliates and each Seller Releasing Party.

6.13.                     D&O Insurance.

(a)                                 Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of the directors, managers, officers, employees and agents of the Company, as provided in the Company’s Organizational Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing, shall survive the Contemplated Transactions and shall continue in full force and effect and that the Company shall perform and discharge the Company’s obligations to provide such indemnity, exculpation and advancement.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in the Company’s Organizational Documents or other applicable Contracts.  The indemnification, advancement and liability limitation or exculpation provisions of the Company’s Organizational Documents shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, managers, officers, employees or agents of the Company, unless such modification is required by applicable Law.

(b)                                 The Company shall purchase, prior to the Closing, 50% at Buyer’s cost and expense and 50% at Seller’s cost and expense, a “tail” policy providing managers’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s managers’ and officers’ liability insurance policies as of the date hereof, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Company’s current managers’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not, individually or in aggregate, materially less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)                                  The directors, managers, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third party beneficiaries of this Section 6.13.  This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

(d)                                 If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.13; provided that the Company shall not be relieved from such obligations.

6.14.                     Insurance.  The parties acknowledge that insurance coverage applicable to the Company and the Business for periods prior to Closing is maintained by Seller and its Subsidiaries (other than the Company) and, except as otherwise set forth herein, the insurance policies governing the Company and the Business will remain with Seller and its Subsidiaries following Closing (the policies for the benefit of the Company and the Business remaining with Seller and its Subsidiaries, the “Retained Policies”).   Seller covenants and agrees that (i) it shall maintain the Retained Policies that include coverage on a claims-made basis with respect to occurrences affecting the Company or the Business prior to the Closing Date, regardless of whether claims are brought prior to or after the Closing Date (or if such policies are terminated, substantially similar policies that are appropriate and customary for a business such as Seller’s and that contain similar claims-made coverage to the extent reasonably available); (ii) prior to Closing, Seller shall give notice to the insurers under the Retained Policies of each claim then pending or, to the Knowledge of Seller, threatened with respect to any of the Transferred Assets, the Company or the Business which Seller reasonably expects to exceed the applicable deductible or other loss retention feature of the Retained Policies; (iii) Buyer will, with respect to the Transferred Assets, the Company and the Business, be provided full coverage under the Retained Policies after the Closing in accordance with such policies (subject to deductibles, self-insured retentions and policy limits thereof) on a claims-made basis with respect to occurrences prior to the Closing, regardless of whether claims are brought prior to or after the Closing; and (iv) Seller shall use its reasonable best efforts to cause Buyer to be an “additional named insured” under each Retained Policy and to ensure that Buyer will, in such capacity, have the same coverage after the Closing under such insurance on a claims-made basis with respect to occurrences prior to the Closing as existed for the Transferred Assets, the Company and the Business prior to Closing.  Following the Closing Date, Buyer shall, and shall cause the

Company to, reasonably cooperate with respect to any claims made by Seller with respect to the Transferred Assets, the Company or the Business prior to the Closing.

6.15.                     LA Times Foundation.  Seller shall use reasonable best efforts to cause, as of the Closing Date, certain individuals designated by Buyer prior to Closing to be elected to the board of directors of the LA Times Foundation in lieu of existing directors identified by Buyer.

ARTICLE VII
Conditions

7.1.                            Conditions Precedent to Obligations of Buyer to Close.  The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer to the extent permitted by applicable Law:

(a)                                 Representations and Warranties of Seller.  The (i) Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (as set forth above) as of such earlier date) and (ii) the representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Seller’s Covenants and Conditions.  Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Material Adverse Effect.  Since the date hereof, there shall have been no Event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Officers’ Certificates. Buyer shall have received a certificate signed on behalf of Seller by an authorized officer as to the matters set forth in Section 7.1(a) through Section 7.1(c).

(e)                                  No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining Order or any other Order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

(f)                                   Hart-Scott-Rodino.  The waiting period under the HSR Act shall have expired or been terminated.

(g)                                  Reorganization.  Seller shall have completed the Reorganization.

7.2.                            Conditions Precedent to Obligations of Seller to Close.  The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller to the extent permitted by applicable Law:

(a)                                 Representations and Warranties of Buyer.  The (i) representations and warranties of Buyer set forth in Sections 5.1 and 5.2 shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (as set forth above) as of such earlier date), and (ii) representations and warranties of Seller set forth in this Agreement other than in Sections 5.1 and 5.2 shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)                                 Buyer’s Covenants and Conditions.  Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officers’ Certificates. Seller shall have received a certificate signed on behalf of Buyer by an authorized officer as to the matters set forth in Section 7.2(a) through Section 7.2(b) (the “Seller Closing Certificate”).

(d)                                 No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining Order or any other Order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

(e)                                  Hart-Scott-Rodino.  The waiting period under the HSR Act shall have expired or been terminated.

7.3.                            Frustration of Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII
Deliveries at Closing

8.1.                            Deliveries by the Sellers and Company.  At the Closing, the Seller and the Company shall deliver or cause to be delivered to the Buyer (in addition to the deliveries contemplated by Section 2.4):

(a)                                 Evidence of the transfer of the NewCo Securities to Buyer, free and clear of all Liens (other than Liens under applicable securities laws).

(b)                                 The Transition Services Agreement, duly executed and delivered by the Seller.

(c)                                  A certificate of the secretary (or equivalent officer) of NewCo attaching a true and correct copy of (A) the Organizational Documents of each of the Newspaper Subs, (B) resolutions authorizing the transactions contemplated by this Agreement, and (C) such other documents that may be reasonably requested by Buyer and typical for transactions similar to the Contemplated Transactions.

(d)                                 Written resignations, dated as of the Closing Date, of the directors and officers of the Company identified by Buyer at least three (3) Business Days prior to the Closing Date.

(e)                                  A certificate duly completed and executed by Seller, issued pursuant to and in compliance with Section 1445 of the Code and Treasury Regulations Section 1.1445(b)(2) and dated as of the Closing Date, in a form satisfactory to Buyer, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (and the Treasury Regulations thereunder).

(f)                                   Either (i) a payoff letter, in form and substance reasonably acceptable to Buyer, from each holder of Payoff Indebtedness providing that, upon payment of the amounts specified therein (A) all such Indebtedness shall be discharged, and (B) if such Indebtedness is secured, all Liens securing such Indebtedness shall thereby be released and authorizing the Company or its designees to file the applicable UCC termination statements or to take such other action necessary to evidence the termination of such Liens (all such letters, collectively, the “Payoff Letters”) or (ii) an amendment to Seller’s credit facilities permitting the Contemplated Transactions without repayment of such Indebtedness and the release of the Company as guarantors thereunder and the release of all Liens securing the Transferred Assets and authorizing the Company or its designees to file the applicable UCC termination statements or to take such other action necessary to evidence the termination of such Liens.

(g)                                  Documentation evidencing, to Buyer’s reasonable satisfaction, that all other Liens, other than Permitted Liens, on the properties or assets of the Company and the Business have been, or immediately following the occurrence of the Closing will be, released and terminated.

(h)                                 A certificate of the applicable Secretary of State, dated no earlier than five (5) days prior to the Closing Date, as to the legal existence and good standing of each of the Newspaper Subs.

8.2.                            Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller (in addition to the payment and deliveries contemplated by Section 2.4):

(a)           The Transition Services Agreement, duly executed and delivered by Buyer.

(b)           A certificate of the secretary (or equivalent officer) of the Buyer and attaching a true and correct copy of (A) the Organizational Documents of the Buyer, and (B) resolutions authorizing the transactions contemplated by this Agreement.

ARTICLE IX
Survival; Indemnification

9.1.         Survival of Representations and Warranties.  All of the representations and warranties and pre-Closing covenants of the parties set forth in this Agreement or in any schedules or exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing, and all liability for indemnification with respect to any inaccuracy or breach of such representations, warranties and pre-Closing covenants, shall continue in full force and effect until 11:59 p.m. (New York City time) on the date that is eighteen (18) months after the date hereof.  Notwithstanding the foregoing, the representations and warranties set forth in (a) Section 4.18 (Tax Matters) shall continue in full force and effect until 11:59 pm (New York City time) on the date that is sixty (60) days after the expiration of the applicable statute of limitations for the assessment of the applicable Tax and (b) Section 3.2 (Authorization and Enforceability), Section 3.3 (Ownership), Section 3.7 (No Brokers), Section 4.1, (Organization and Power), Section 4.3 (Capitalization), and Section 4.20 (No Brokers) (collectively, the “Fundamental Representations”) shall continue in full force and effect until 11:59 pm (New York City time) on the seventh (7th) anniversary of the Closing Date; provided, that any representation or warranty in respect of which indemnity may be sought under Section 9.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice reasonably specifying the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred) in accordance with the terms of this Agreement. The parties acknowledge that indemnification hereunder with respect to the breach of any post-Closing covenant or agreement contained herein shall expire in accordance with their respective terms or if no such term is stated indefinitely. The indemnification provided under this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, equityholders, employees or agents or the acceptance by any party of any certificate hereunder.

9.2.         Indemnification.

(a)           By Seller.  Subject to the provisions of Section 9.1 relating to the survival of representations, warranties and covenants and the other limitations set forth in this Article IX, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against all Losses incurred by any Buyer Indemnitee arising out of: (i) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any schedules or exhibits attached hereto or in the Seller Closing Certificate, (ii) any nonfulfillment or breach of any covenant or agreement of Seller contained in this Agreement, (iii) (x) any claims and causes of action relating to discrimination against or harassment of any Transferred Employee that arose, occurred or related to actions prior to the Closing, and (y) the Simers Matter and the Hernandez Matter referenced in Section 4.16 of the Disclosure Schedule, (iv) any Seller Taxes, (v) any Released Claim, (vi) any assets or Liabilities retained by Seller or any of its Subsidiaries, including the Excluded Liabilities and (vii) the Espejo Matter referenced in Section 4.16 of the Disclosure Schedule.

(b)           Certain Limitations on Rights of Buyer Indemnitees.  Any recovery by any of the Buyer Indemnitees for indemnification pursuant to Section 9.2(a) shall be subject to the following limitations:

(i)                the Buyer Indemnitees shall not be entitled to recover and Seller shall not be liable pursuant to Section 9.2(a)(i) (except for claims in respect of the Fundamental Representations) or Section 9.2(a)(ii) with respect to pre-Closing covenants (except for a breach of a pre-Closing covenant arising from an action taken with knowledge that such action would cause such breach) unless and until the aggregate amount of all Losses indemnifiable by Seller pursuant to Section 9.2(a)(i) (except for claims in respect of the Fundamental Representations) or Section 9.2(a)(ii) with respect to pre-Closing covenants (except for a breach of a pre-Closing covenant arising from an action taken with knowledge that such action would cause such breach) exceeds on a cumulative basis an amount equal to $5,000,000 (the “Deductible”), in which event, subject to any other applicable limitations, Seller shall be liable for the full amount of all such Losses from and including the first dollar of any Losses;

(ii)               the Buyer Indemnitees shall not be entitled to recover and Seller shall not be liable pursuant to Section 9.2(a)(i) (except for claims in respect of the Fundamental Representations) or Section 9.2(a)(ii) with respect to pre-Closing covenants (except for a breach of a pre-Closing covenant arising from an action taken with knowledge that such action would cause such breach) in respect of a specific claim or group of related claims unless and until the aggregate amount of Losses indemnifiable pursuant to Section 9.2(a)(i) (except for claims in respect of the Fundamental Representations) or Section 9.2(a)(ii) with respect to pre-Closing covenants (except for a breach of a pre-Closing covenant arising from an action taken with knowledge that such action would cause such breach) in respect of such specific claim or group of related claims exceeds an amount equal to $50,000 (the “Mini-Deductible”), it being understood and agreed that (A) if a common or related set of occurrences, events or facts results in Losses, such Losses shall be aggregated for purposes of determining whether the Mini-Deductible has been satisfied, and (B) if the Mini-Deductible is satisfied Seller shall be liable for the full amount of all such Losses from and including the first dollar of any Losses;

(iii)              the amount recoverable by the Buyer Indemnitees for indemnification pursuant to Section 9.2(a)(i) (except for claims in respect of the Fundamental Representations), Section 9.2(a)(ii) with respect to pre-Closing covenants and Section 9.2(a)(iii), shall, in the aggregate, not exceed $40,000,000 (the “Cap”); and

(iv)              any indemnification of the Buyer Indemnitees pursuant to Section 9.2(a) shall be paid by  Seller a by wire transfer of immediately available funds to an account(s) designated by the applicable Buyer Indemnitee, within three (3) Business Days after the determination thereof.

(v)               Seller’s sole obligation with respect to Taxes resulting from an inaccuracy in or  breach of a representation or warranty (other than Taxes relating to any inaccuracy in or breach of the representations contained in Section 4.18(a)) shall be limited to Losses arising out of, in connection with or relating to Seller Taxes.  Seller shall have no obligation to indemnify for any Tax to the extent such Tax results from a breach of any covenant of the Buyer pursuant to this Agreement (and such Tax would not have been incurred or imposed in the absence of such breach).

Subject to Section 5.9 (No Reliance), Seller agrees and acknowledges that nothing else in this Agreement (including this Section 9.2) shall limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts in connection with any action or claim constituting fraud or criminal misconduct. Notwithstanding anything to the contrary provided elsewhere herein, the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled pursuant to Section 9.2 shall be equal to the Final Purchase Price.

(c)           By the Buyer.  Subject to the provisions of Section 9.1 relating to the survival of representation, warranties and covenants and the other limitations set forth in this Article IX, from and after the Closing, the Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) arising out of: (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any schedules or exhibits attached hereto or in any writing delivered by Buyer in connection with this Agreement, (ii) any nonfulfillment or breach of any covenant or agreement of Buyer (or after the Closing, the Company) contained in this Agreement and (iii) the Transferred Liabilities.

9.3.         Procedure.

(a)           Direct Claims.

(i)                If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand, (such claiming party, the “Indemnitee”) shall have a claim for indemnification hereunder other than in respect of a Third-Party Claim (a “Direct Claim”), the Indemnitee shall give written notice to the party from whom indemnification is sought hereunder (the “Indemnitor”) of the nature and, to the extent practicable known and quantifiable, an estimate of the amount of such Direct Claim and a reference to the provision(s) of this Agreement pursuant to which indemnification is owned in respect of such Direct Claim.  Notwithstanding the foregoing, the failure to promptly notify the Indemnitor shall not affect the Indemnitee’s right to receive indemnification under Section 9.2 with respect to such Direct Claim, except to the extent (and only to the extent that) the Indemnitor is actually prejudiced by such failure.  Following the delivery of a claim notice hereunder, the Indemnitee shall use its reasonable best efforts to provide written notice as soon as reasonably practicable to the Indemnitor of all material developments relating to such Direct Claim and any material changes to the Indemnitee’s good faith estimate of the amount of its Losses.

(ii)               If the Indemnitor objects to such Direct Claim or the amount thereof, the Indemnitor shall, within ten (10) Business Days after receipt of any notice of a Direct Claim, deliver to the Indemnitee a written notice, noting, in reasonable detail, its objection to the applicable Direct Claim and the nature and basis for such objection. If an objection is not delivered by the Indemnitor within such time, then the Indemnitor shall be deemed to have acknowledged the Indemnitee’s right to indemnification in respect of such Direct Claim.  If an objection is delivered by the Indemnitor, indemnification in respect of such Direct Claim shall become payable upon the earlier of (i) the mutual written agreement of the Indemnitor and Indemnitee in respect of the amount indemnifiable in respect of such Direct Claim pursuant to Section 9.2, and (ii) a final judgment of a court of competent jurisdiction with respect to the amount indemnifiable in respect of such Direct Claim pursuant to Section 9.2.

(b)           Third-Party Actions (Other than Tax Contests).

(i)                If an Indemnitee desires to seek indemnification pursuant to this Section 9.2 in respect of any Proceeding asserted by or involving a third party (each, a “Third-Party Claim”), the Indemnitee shall deliver to the Indemnitor, promptly after receiving written notice of such Third-Party Claim, a written notice describing, to the extent practicable, such Third-Party Claim in reasonable detail and including a reference to the provision(s) of this Agreement pursuant to which indemnification is owned in respect of such Third Party Claim (a “Third-Party Claim Notice”).  Notwithstanding the foregoing, the failure to promptly deliver a Third Party Claim Notice shall not affect the Indemnitee’s right to receive indemnification under Section 9.2 with respect to such Third-Party Claim, except to the extent the Indemnitor is actually materially prejudiced by such failure.  Following the delivery of a Third-Party Claim Notice hereunder, the Indemnitee shall use reasonable best efforts to provide written notice as soon as reasonably practicable to the Indemnitor of all material developments relating to such Third-Party Claim and any material changes to the Indemnitee’s good faith estimate of the amount of its Losses.

(ii)               The Indemnitor shall have the right, at its option, to assume the defense of any Third-Party Claim with its own counsel, but only if the Indemnitor simultaneously agrees to fully indemnify the Indemnitee for such Third-Party Claim.  However, Seller shall not have the option to assume the defense of any such Third-Party Claim (i) which primarily seeks any remedy other than money damages, (ii) which seeks money damages in an amount that exceeds the amount for which Seller may be liable hereunder by virtue of the Cap, (iii) which involves a Governmental Authority (other than a court of competent jurisdiction or similar authority or (iv) which Third-Party Claim, or the assumption by Seller of the defense of which Third-Party Claim, Buyer reasonably determines (on advice of counsel) would reasonably be expected to materially and adversely affect the continuing business operations of the Company or any of its Affiliates or their relationships with customers, clients, suppliers or other third parties with whom the Company or any of its Affiliates has a material business relationship (in which case the Company and/or Buyer shall control the defense of such Third-Party Claim and Seller shall have the right to participate in the defense of such Third-Party Claim at Seller’s own cost and expense).

(iii)              If the Indemnitor elects to assume the defense of any such Third-Party Claim, then:

(A)          The Indemnitee shall have the right to participate in the defense of such Third-Party Claim and to employ its own counsel, at its own cost and expense, and the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Third-Party Claim following the Indemnitor’s election to assume the defense of such Third-Party Claim, unless (A) the Indemnitor fails to defend diligently the Third-Party Claim within ten (10) Business Days after receiving notice of such failure from the Indemnitee, (B) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal or equitable defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (C) the Indemnitee shall reasonably conclude (upon advice of its counsel) that, with respect to such Third-Party Claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests.

(B)          The Indemnitor shall not, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Third-Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third-Party Claim) or consent to the entry of any judgment (A) which does not, to the extent that the Indemnitee may have any Liability with respect to such Third-Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all Liability in respect of such Third-Party Claim, (B) which includes any statement or admission of fact regarding culpability of, or a failure to act by or on behalf of, the Indemnitee, or (C) in any manner that involves any injunctive relief against the Indemnitee.

(iv)              If the Indemnitor elects not to assume the defense of such Third-Party Claim, or fails to notify the Indemnitee of its election to assume the defense of such Third-Party Claim within thirty (30) days after receipt of written notice of such Third-Party Claim, then the Indemnitee shall proceed diligently to defend such Third-Party Claim with the assistance of counsel reasonably satisfactory to the Indemnitor and shall be entitled to be reimbursed for all reasonable costs, expenses and fees incurred by the Indemnitee in the defense of such Third-Party Claim.  The Indemnitee shall not settle or compromise such Third-Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)               Regardless of which party assumes the defense of such Third-Party Claim, the parties shall cooperate with one another in connection therewith.  Such cooperation shall include making available all books, records and other documents and materials that are relevant to the defense of such Third-Party Claim and making employees, officers and advisors available to provide additional information or to act as a witness or respond to legal process.

(vi)              The procedures in this Section 9.3(b) shall not apply to Third-Party Claims subject to Section 9.3(c) (Tax Contests) or to Direct Claims by an Indemnitee pursuant to Section 9.3(a).

(c)           Tax Contests.

(i)                If, following the Closing Date, Buyer or the Company receives from any Taxing Authority written notice of any Tax Contest relating to Seller Taxes, Buyer shall provide a copy of such notice to Seller as soon as reasonably practicable (and no later than ten (10) days after receipt); provided, that Buyer’s failure to so provide a copy of such notice to Seller shall not affect any Buyer Indemnitee’s right to receive indemnification under Section 9.2(a) except to the extent that Seller is actually materially prejudiced by such failure.

(ii)               Seller shall have the right, at its sole cost and expense, to control, any Tax Contest described in Section 9.2(c)(i) that relates solely to Seller Taxes.  To the extent a Tax Contest relates in part to Seller Taxes, if reasonably practicable, the Buyer shall and shall cause the Company to use reasonable best efforts to cooperate to split such Tax Contest into two Tax Contests one of which relates solely to the Seller Taxes. Seller shall not settle any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall keep Buyer reasonably informed of the progress of any such Tax Contest and shall provide copies of all material written communications with any Taxing Authority related to such Tax Contest.

(iii)              Seller shall have the right, at its sole cost and expense, to participate in, but not control, any Tax Contest described in Section 9.2(c)(i) that Seller does not control pursuant to Section 9.3(c)(i) to the extent such Tax Contest could result in Seller Taxes.  Buyer shall not settle, resolve, or abandon, or allow the Company to settle, resolve, or abandon any such Tax Contest in a manner that results in a Seller Tax without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall keep Seller reasonably informed of the progress of such Tax Contest to the extent relating to Seller Taxes and shall provide copies of all material written communications with any Taxing Authority related to such Tax Contest to the extent relating to Seller Taxes.

9.4.         Other Provisions.

(a)           The parties agree that, in order to prevent duplicative recovery, no Buyer Indemnitee shall be entitled to indemnification or to be held harmless under this Agreement for any Loss to the extent the amount of such Loss was specifically taken into account in the determination of the Final Purchase Price.

(b)           To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not, and would not be reasonably likely to be, adversely affected thereby.  Without limiting the generality of the foregoing, the Indemnitor shall not exercise or seek to exercise any such rights against any customers, clients, suppliers or other third parties with whom the Company or its Affiliates has a material business relationship.

(c)           Following the Closing, except as otherwise set forth in an Ancillary Document or in the case of criminal misconduct or fraud, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement, including, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

(d)           The Buyer Indemnitees shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Indemnitees by Seller pursuant to Section 9.2 against any amounts otherwise due and payable by any of the Buyer Indemnitees to Seller.

(e)           Any amount recoverable by a Buyer Indemnitee pursuant to Section 9.2(a) or a Seller Indemnitee pursuant to Section 9.2(c) shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed from the date the applicable Loss is suffered or sustained to the date of payment.

(f)            To the extent, any Buyer Indemnitee seeks indemnification pursuant to Section 9.2(a) or any Seller Indemnitee seeks indemnification pursuant to Section 9.2(c), such Indemnitee shall use its reasonable best efforts to mitigate any Loss related to such claim for indemnification.

(g)           The parties hereto agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the purchase price for U.S. federal income tax purposes, except as otherwise required by applicable Law.

(h)           For purposes of determining a breach of a representation or warranty, or the amount of any Loss in respect thereof, for which any Indemnitee is entitled to indemnification under this Agreement, each representation or warranty made by Seller or Buyer in this Agreement or in any schedules or exhibits attached hereto or in any writing delivered by Seller or Buyer in connection with this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words, “material”, “material adverse effect”, “in all material respects” and other uses of the word “material” (other than references to specific dollar amounts or in respect of Section 4.7 (no Company Material Adverse Effect)).

(i)            To the extent any claim may be recoverable pursuant to more than one section of this Article IX, the Indemnitee may make such claim under any such section in the alternative; provided that any liability for indemnification hereunder shall be determined without duplication of recovery by reason of state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE X

Termination

10.1.       Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)           at any time, by mutual written agreement of Seller and Buyer;

(b)           by Buyer, at any time prior to the Closing, if Seller is in breach of any of the representations, warranties or covenants made by it in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by Seller; or (2) the End Date; provided, however, that the right of Buyer to terminate pursuant to this Section 10.1(b) shall not be available if Buyer is then in material breach of any representation, warranty, covenant, or obligation contained herein which breach would result in the failure to satisfy any condition set forth in Section 7.2;

(c)           by Seller, at any time prior to the Closing, if Buyer is in breach of any of the representations, warranties or covenants made by it in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.2 and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by Buyer; or (2) the End Date; provided, however, that the right of Seller to terminate pursuant to this Section 10.1(c) shall not be available if Seller is then in material breach of any representation, warranty, covenant, or obligation contained herein which breach would result in the failure to satisfy any condition set forth in Section 7.1; or

(d)           by written notice by either Seller or Buyer to the other party, at any time after August 7, 2018 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or principally resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement.

10.2.       Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the

parties.    In the event of termination of this Agreement as provided in this Article X, this Agreement shall forthwith become null and void and no party hereto shall have any obligation or Liability to the other parties hereto, except (a) nothing herein shall relieve any party from Liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination; (b) each Party shall be entitled to any and all remedies at law and in equity for such breach and (c) this Section 10.2, Section 6.5(a), Section 6.7 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XI
Miscellaneous

11.1.       Expenses.  Except as otherwise specifically set forth in this Agreement or any Ancillary Document, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided that Buyer shall pay all of the filing fees associated with the filings required to be made pursuant to the HSR Act.

11.2.       Notices.  All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by e-mail; or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other party):

If to the Buyer:	Nant Capital LLC 9922 Jefferson Boulevard Culver City, CA 90232 Attention: Charles Kim Email: Charles.Kim@nantworks.com

With copies to (which shall not constitute notice):	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Phil Richter and Brian Mangino Email: philip.richter@friedfrank.com brian.mangino@friedfrank.com

If to Seller:	tronc, Inc. 401 North Michigan Avenue Chicago, IL 60611 Attention: Chief Financial Officer Email: tjimenez@tronc.com

With copies to (which shall not constitute notice):	Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Attention: R. Scott Falk, P.C., Sanford E. Perl, P.C. and John A. Kupiec Email: sfalk@kirkland.com sperl@kirkland.com john.kupiec@kirkland.com

All notices, consents, waivers and other communications shall be deemed to have been duly given upon the earliest of the following, as applicable:  if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, three (3) Business Days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient on any Business Day (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient or on a day other than a Business Day, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

11.3.       Governing Law.  This Agreement, together with the exhibits and scheduled hereto, and all controversies arising out of or relating to the foregoing shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware (excluding conflict of laws or choice of laws rules and principles of the State of Delaware or any other jurisdiction) applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance to the extent that such laws are not preempted by the laws of the United States of America.

11.4.       Entire Agreement.  This Agreement, together with the exhibits hereto, the Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitutes the entire agreement of the parties hereto concerning the subject matter hereof and supersede all prior contracts or agreements, whether oral or written relating to the subject matter hereof.

11.5.       Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent:  (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.  Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of Law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.

11.6.       Amendment.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the parties hereto; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7.       Effect of Waiver or Consent.  No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8.       Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that (a) the Buyer Indemnitees and Seller Indemnitees that are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement, (b) the Seller Released Parties that are not otherwise a party to this Agreement shall be third party beneficiaries of the provisions of Section 6.8 of this Agreement and (c) Section 6.13 shall confer third party beneficiary rights to those Persons contemplated by such section.

11.9.       Assignability.  This Agreement shall not be assigned by Seller without the prior written consent of Buyer.  This Agreement shall not be assigned by Buyer without the prior written consent of Seller; provided, that Buyer may (a) assign its rights and obligations under this Agreement without such required consent to an Affiliate of Buyer, which assignment shall not relieve Buyer of its obligations hereunder and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.10.     Jurisdiction; Court Proceedings; Waiver of Jury Trial.  ANY PROCEEDING AGAINST ANY PARTY TO THIS AGREEMENT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE BROUGHT SOLELY IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN NEW CASTLE COUNTY AND EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH PROCEEDING;

PROVIDED THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES NOT TO ASSERT (A) ANY OBJECTION WHICH IT MAY EVER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN NEW CASTLE COUNTY, (B) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (C) ANY CLAIM THAT SUCH COURT DOES NOT HAVE JURISDICTION WITH RESPECT TO SUCH PROCEEDING.  EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL OR BY OVERNIGHT COURIER SERVICE, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.

11.11.     Interpretation.  All references in this Agreement or the Ancillary Documents to this Agreement shall include all exhibits and schedules hereto and thereto to the same extent as though fully set forth herein.

11.12.     Reliance on Counsel and Other Advisors.  Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13.     Remedies.  All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to seek to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise (subject to the limitations and procedures set forth in this Agreement).  Notwithstanding anything to the contrary provided elsewhere herein, in no event shall any Party (including pursuant to Article IX) have any liability to the other Party (or its related Indemnitees) for any punitive, incidental, consequential, exemplary, indirect or special damages (including lost profits or loss of business reputation or opportunity), except for consequential damages (including lost profits or loss of business reputation or opportunity) that are the reasonably foreseeable consequence of the applicable breach of this Agreement; provided that, in each case, such limitation shall not limit recovery to the extent any such damages (i) are the result of fraud or (ii) are payable to a third party as part of a Third Party Claim that is indemnifiable pursuant to Article IX.

11.14.     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy (which, for the avoidance of doubt, includes without limitation the right of Seller to, or to cause Buyer to, enforce the funding under the Commitment Letter).  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

11.15.     Disclosure Schedules.  The Sections of the Disclosure Schedule have been arranged, for purposes of convenience only, as separately titled Sections of the Disclosure Schedule corresponding to the Sections of this Agreement.  The Disclosure Schedule is hereby incorporated into this Agreement to the same extent as though fully set forth herein; provided, that (a) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting, representations, warranties, or covenants of Seller, (b) any fact or item which is disclosed on any Section of the Disclosure Schedule shall be deemed disclosed on such other Section or Sections of the Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Section or Sections of the Disclosure Schedule is reasonably apparent on the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto, and (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event or circumstance or an admission of any liability or obligation to any Person or that such item has or would reasonably be expected to have a Company Material Adverse Effect.  Nothing in the Disclosure Schedule shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

11.16.     Counterparts.  This Agreement may be executed by .pdf signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

11.17.     Further Assurance.  If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the date first above written.

TRONC, INC.

By:	/s/ Terry Jimenez
Name:	Terry Jimenez
Title:	EVP/CFO

NANT CAPITAL, LLC

By:	/s/ Charles N. Kenworthy
Name:	Charles N. Kenworthy
Title:	President